SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934
                             (Amendment No.      )


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]


Check the appropriate box:


[ ] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, For Use of the Commission Only
    (as permitted by Rule 14a-6(e) (2))



                              SUNBEAM CORPORATION
               (Name of Registrant as Specified in Its Charter)



                              SUNBEAM CORPORATION
   (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):


[x] No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                               [GRAPHIC OMITTED]


                              SUNBEAM CORPORATION
                          2381 EXECUTIVE CENTER DRIVE
                           BOCA RATON FLORIDA 33431


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JUNE 29, 1999


To The Shareholders of Sunbeam Corporation:

     Notice is hereby given to the shareholders of Sunbeam Corporation, a Delaware corporation (the "Company"), that the 1999 Annual Meeting of Shareholders of the Company (the "Annual Meeting") will be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486 on Tuesday, June 29, 1999, at 9:00 a.m. (local time), for the following purposes:


     1. To elect the following eight (8) Directors of the Company for a term of one-year: Philip E. Beekman, Charles M. Elson, Howard Gittis, John H. Klein, Howard G. Kristol, Peter A. Langerman, Jerry W. Levin and Faith Whittlesey (for one-year terms to expire at the 2000 Annual Meeting of Shareholders of the Company) (Proposal No. 1); and



     2. To approve the grant of stock options to Jerry W. Levin, the Company's Chairman and Chief Executive Officer, contained in his Employment Agreement with the Company (Proposal No. 2); and


     3. To approve the grant of stock options to Paul E. Shapiro, the Company's Executive Vice President and Chief Administrative Officer, contained in his Employment Agreement with the Company (Proposal No. 3); and


     4. To approve the grant of stock options to Bobby G. Jenkins, the Company's Executive Vice President and Chief Financial Officer, contained in his Employment Agreement with the Company (Proposal No. 4); and


     5. To approve the grant of stock options to Jack D. Hall, the Company's President, International Operations, contained in his Employment Agreement with the Company (Proposal No. 5); and


     6. To approve the adoption of the Sunbeam Corporation Management Incentive Plan (Proposal No. 6); and


     7. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof, including matters incident to the conduct of the Annual Meeting.


     The close of business on May 11, 1999, has been fixed as the record date for the determination of the shareholders of the Company entitled to notice of and to vote at the Annual Meeting, and only shareholders of record at that time will be entitled to notice of and to vote at the Annual Meeting and at any postponement or adjournment thereof.



     Shareholders who do not expect to attend the Annual Meeting in person are urged to sign, date and promptly return the proxy card that is enclosed herewith.



   By Order of the Board of Directors.


                                Janet G. Kelley
                                   Secretary


May 14, 1999

                              SUNBEAM CORPORATION


                                PROXY STATEMENT


                        ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 29, 1999



     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors and management of Sunbeam Corporation, a Delaware corporation (the "Company" or "Sunbeam"), of proxies for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486 on Tuesday, June 29, 1999, at 9:00 a.m. (local time), and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement, Notice of Annual Meeting and accompanying proxy card are first being mailed to shareholders on or about May 14, 1999.



                               VOTING SECURITIES


     As of the close of business on May 11, 1999, the date fixed by the Company's Board of Directors (the "Board of Directors") as the record date for determining the shareholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof, the Company had outstanding 100,887,960 shares of common stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock entitles the holder thereof to one vote on each matter to be considered at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of a majority of the issued and outstanding shares of Common Stock entitled to vote will constitute a quorum. All abstentions and broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting.


     Approval of the proposal to elect the Directors of the Company will require the affirmative vote of a plurality of the votes cast on the proposal. In tabulating the vote, votes that are withheld with respect to a nominee and broker non-votes will be disregarded and will have no effect on the outcome of such vote.

     Approval of each of the proposals to approve the grants of stock options to Jerry W. Levin, Paul E. Shapiro, Bobby G. Jenkins and Jack D. Hall contained in their respective Employment Agreements with the Company and the proposal to approve the adoption of the Sunbeam Corporation Management Incentive Plan (the "Incentive Plan") will require the affirmative vote of the holders of a majority of the votes cast on each such proposal, provided that the total number of votes cast on each such proposal represents over 50% of the number of votes entitled to be cast on such proposal. In determining whether each proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

     If the accompanying proxy card is properly signed and returned to the Company, the shares of Common Stock represented thereby will be voted as specified therein. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. The proxy may, nevertheless, be revoked prior to its exercise by delivering written notice of revocation to the Secretary of the Company, by executing a later dated proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.


PROPOSAL 1--TO ELECT THE FOLLOWING EIGHT (8) DIRECTORS OF THE COMPANY FOR A TERM OF ONE YEAR: PHILIP E. BEEKMAN, CHARLES M. ELSON, HOWARD GITTIS, JOHN H. KLEIN, HOWARD G. KRISTOL, PETER A. LANGERMAN, JERRY W. LEVIN AND FAITH
                                  WHITTLESEY

     The Company's By-Laws provide that the Board of Directors will consist of not less than three nor more than twelve persons as fixed from time to time by a vote of a majority of the entire Board of

Directors. At its meeting held on March 29, 1999, the Board of Directors established the number of Directors of the Company for the upcoming year at eight. At the Annual Meeting, Directors of the Company will be elected to serve one-year terms expiring at the 2000 Annual Meeting of Shareholders of the Company or until their successors are elected and have been qualified. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a Director of the Company, and if the Board of Directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors.


     The names of the nominees, their principal occupations and the year in which each current Director of the Company initially joined the Board of Directors are set forth below.

     JERRY W. LEVIN, age 55, was appointed Chief Executive Officer, President and a Director of Sunbeam in June 1998 and was elected as Chairman of the Board of Directors in March 1999. Mr. Levin was also appointed to serve as Chief Executive Officer and a Director of The Coleman Company, Inc. ("Coleman") and Camper Acquisition Corp. ("CAC"), a wholly-owned subsidiary of Sunbeam, in June 1998. Coleman is a publicly held company of which approximately 79% of its stock is owned by the Company. Mr. Levin previously held the position of Chairman and Chief Executive Officer of Coleman from February 1997 until its acquisition by Sunbeam in March 1998. Mr. Levin was also the Chairman of Coleman from 1989 to 1991. Mr. Levin was Chairman of the Board of Revlon, Inc. from November 1995 until June 1998, Chief Executive Officer of Revlon, Inc. from 1992 until January 1997, and President of Revlon, Inc. from 1992 to 1995. Mr. Levin has been Executive Vice President of MacAndrews & Forbes Holdings, Inc. ("MacAndrews & Forbes") since March 1989. For 15 years prior to joining MacAndrews & Forbes, Mr. Levin held various senior executive positions with the Pillsbury Company. Mr. Levin is also a member of the Boards of Directors of Revlon, Inc., Ecolab, Inc., U.S. Bancorp and Meridian Sports Incorporated. For a description of certain arrangements entered into by Sunbeam and MacAndrews & Forbes relating to the appointment of Mr. Levin as an officer of Sunbeam, see "Certain Relationships and Related Transactions--Services Provided by MacAndrews & Forbes." MacAndrews & Forbes currently owns in excess of 5% of the Company's Common Stock. See "Security Ownership of Certain Beneficial Owners" and "Certain Relationships and Related Transactions--Settlement of Claims; Issuance of Warrants."

     PHILIP E. BEEKMAN, age 67, is a nominee for election as a Director of Sunbeam. Mr. Beekman is President of Owl Hollow Enterprises Inc., a position he has held since July 1994. From December 1986 to July 1994, he was Chairman and Chief Executive Officer of Hook SUPERX, a retail drug store chain. Mr. Beekman also is a member of the Boards of Directors of General Chemical Group, Inc., Linens 'N Things, Inc. and The Kendle Company.

     CHARLES M. ELSON, age 39, has been a Director of Sunbeam since his appointment to the Board of Directors in September 1996. Mr. Elson was a Director of Coleman from March 30, 1998 until June 24, 1998. Mr. Elson has been a Professor of Law at Stetson University College of Law since 1990 and serves as Of Counsel to the law firm of Holland & Knight (since May 1995). He was a Visiting Professor at the University of Maryland School of Law from August 1998 to December 1998. Mr. Elson is also a Member of the American Law Institute and the Advisory Council and Commissions on Director Compensation, Director Professionalism, CEO Succession and Audit Committees of the National Association of Corporate Directors. He is Trustee of Talledega College and a Salvatori Fellow of the Heritage Foundation. Mr. Elson also is a Director of Nuevo Energy Company.


     HOWARD GITTIS, age 65, was appointed to the Board of Directors of Sunbeam in June 1998. Mr. Gittis has been a Director, Vice Chairman and Chief Administrative Officer of MacAndrews & Forbes and certain of its affiliates since 1985. Mr. Gittis also is a member of the Boards of Directors of Golden State Bancorp Inc., Golden State Holdings Inc., Jones Apparel Group, Inc., Loral Space & Communications Ltd., M & F Worldwide Corp., Panavision Inc., Revlon Consumer Products Corporation, Revlon, Inc., REV Holdings Inc. and Rutherford-Moran Oil Corporation.


     JOHN H. KLEIN, age 53, was appointed to the Board of Directors in February 1999. Mr. Klein is Chairman and Chief Executive Officer of BiLogix, Inc. and Strategic Business and Technology Solutions

LLC and Chairman of CyBear, positions he has held since mid-1998. From April 1996 to May 1998, he was Chairman and Chief Executive Officer of MIM Corporation, a provider of pharmacy benefit services to medical groups. Prior to that he served as President of IVAX North American Multi-Source Pharmaceutical Group (from January 1995) and as President and Chief Executive Officer of Zenith Laboratories, a generic pharmaceutical manufacturer (from May 1989 to 1995).


     HOWARD G. KRISTOL, age 61, has been a Director of Sunbeam since his appointment to the Board of Directors in August 1996. Mr. Kristol has been a partner in the law firm of Reboul, MacMurray, Hewitt, Maynard & Kristol since 1976.



     PETER A. LANGERMAN, age 45, has been a Director of Sunbeam since 1990 and served as the Chairman of the Board of Directors from May 1996 until July 1996 and from June 1998 until March 1999. Since November 1, 1998, Mr. Langerman has been President and Chief Executive Officer of Franklin Mutual Advisers, Inc., a registered investment advisor and a wholly owned subsidiary of Franklin Resources, Inc., a diversified financial services organization. Previously, Mr. Langerman had (since November 1996) served as Senior Vice President and Chief Operating Officer of Franklin Mutual Advisers, Inc. Mr. Langerman was a Senior Vice President of Heine Securities Corporation, an investment advisory service company, from 1986 to November 1996, and a Vice President of Mutual Series Fund from 1988 until its acquisition by Franklin Resources, Inc. in 1996. He has been a Director of Franklin Mutual Series Fund, Inc. (previously Mutual Series Fund Inc.) since 1988. Franklin Mutual Series Fund, Inc. owns approximately 16% of the Company's Common Stock. See "Security Ownership of Cerain Beneficial Owners." Mr. Langerman served as a director of Coleman from March 30, 1998 until July 1, 1998.


     FAITH WHITTLESEY, age 60, has been a Director of Sunbeam since her appointment to the Board of Directors in December 1996. Mrs. Whittlesey has served as the Chief Executive Officer of the American Swiss Foundation, a charitable and educational foundation, since 1991. She is also a member of the Board of Directors of Valassis Communications, Inc.



           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE FOREGOING NOMINEES AS DIRECTORS OF THE COMPANY


DIRECTORS' COMPENSATION


     Pursuant to the Amended and Restated Sunbeam Corporation Stock Option Plan (the "Option Plan"), each Director of the Company who is not an employee of either the Company or an affiliate of the Company ("Outside Directors"), is automatically granted 1,500 shares of restricted stock upon his or her initial election or appointment to the Board of Directors and upon each subsequent re-election to the Board of Directors (prorated in case of an election or appointment at any time other than at an annual meeting of shareholders). Such restricted stock vests immediately upon the Outside Director's acceptance of his or her election or appointment. In addition to the grant of restricted stock, effective as of the Annual Meeting, Outside Directors will also be paid a $10,000 annual retainer and will be paid $1,000 for each meeting of the Board of Directors or its Committees that they attend, whether in person or by telephone. Directors are also reimbursed for all ordinary and necessary out-of-pocket expenses incurred by them in attending meetings of the Board of Directors or its Committees.


     During 1998, the members of the Special Committee of the Board of Directors (see below) were paid $50,000, in the case of Chairman Kristol, and $35,000 for all other Committee Members, for their service on such Committee.


COMMITTEES OF THE BOARD OF DIRECTORS; BOARD OF DIRECTORS AND COMMITTEE MEETINGS



     During 1998, the Board of Directors held 17 meetings. As permitted by the By-Laws of the Company, the Company has several standing committees, including an Audit Committee, an Executive Committee and a Compensation Committee. The Company also established a Special Committee in 1998, as discussed below. The Executive Committee also serves as the Nominating Committee.

     The Executive Committee of the Board of Directors currently consists of Messrs. Levin (Chairman), Gittis, Langerman and Kristol. The Executive Committee has the authority to act in place of the Board of Directors on all matters which would otherwise come before the Board of Directors to the maximum extent permitted by Delaware law. In 1998, the Executive Committee met three times.


     The Executive Committee acts as the Company's Nominating Committee for purposes of considering nominees for election as Directors. The Executive Committee did not hold any separate meetings during 1998 in its capacity as the Nominating Committee. The Executive Committee, acting in its capacity as the Nominating Committee, will not consider recommendations by shareholders for nominees for election as Directors of the Company.


     The Audit Committee of the Board of Directors currently consists of Messrs. Kristol (Chairman) and Elson and Mrs. Whittlesey. The Audit Committee's primary responsibilities are to review the Company's financial statements and accounting controls, to recommend the appointment of the Company's independent auditors and to review the overall scope of the Company's annual audit. The Audit Committee met thirteen times during 1998.


     Compensation issues are the responsibility of the Compensation Committee, which currently consists of Directors Gittis (Chairman), Klein and Whittlesey. The Compensation Committee is responsible for establishing the general compensation policies of the Company and specific compensation levels for its executive officers and administering the Option Plan and Incentive Plan. In 1998, the Compensation Committee met four times.


     In July 1998, the Board formed a Special Committee of its Outside Directors to consider and recommend to the Board actions to be taken with respect to the settlement of claims of MacAndrews & Forbes and its affiliates arising out of the Company's acquisition of Coleman and pertaining to the future involvement of MacAndrews & Forbes in the management and affairs of the Company, including the issuance of warrants in connection therewith. The Special Committee consisted of Messrs. Kristol (Chairman), Langerman and Elson and Mrs. Whittlesey. The Special Committee met six times during 1998. See "Certain Relationships and Related Transactions--Settlement of Claims; Issuance of Warrants."


     Each of the Company's incumbent Directors attended (either in person or by telephone) at least 75% of the aggregate number of meetings of the Board of Directors held during 1998 and, with the exception of Mrs. Whittlesey, at least 75% of the aggregate number of meetings held during that time period by the respective Committee(s) of which such Director was a member.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The following table sets forth information as of April 20, 1999, with respect to beneficial ownership of the Common Stock by all persons known by the Company to be the record or beneficial owner of more than 5% of the outstanding shares of Common Stock. Except as otherwise noted, all beneficial owners listed below have sole voting and investment power with respect to the shares of Common Stock owned by them.



                                                       AMOUNT AND NATURE        PERCENTAGE OF
NAME                                                OF BENEFICIAL OWNERSHIP     COMMON STOCK
------------------------------------------------   -------------------------   --------------
Ronald O. Perelman .............................           37,099,749(1)            29.9%(1)
Franklin Mutual Advisers, Inc. .................           17,541,398(2)            16.1%
Albert J. Dunlap ...............................            7,741,564(3)             7.2%(3)
Invista Capital Management, LLC/Principal Mutual
  Holding Company ..............................            7,440,200(4)             7.4%


----------------
(1) Represents shares of Common Stock received by Coleman (Parent) Holdings, Inc., an affiliate of MacAndrews & Forbes ("Parent Holdings"), in the Company's acquisition of approximately 80% of the outstanding stock of Coleman and 23 million shares of Common Stock which may be acquired by MacAndrews & Forbes pursuant to the warrant issued to it by Sunbeam. The shares of Common Stock subject to the warrant have a $7 per share exercise price, which exceeds the current market price of the Common Stock. See "Certain Relationships and Related Transactions--Settlement of Claims; Issuance of Warrant." The address of Parent Holdings is 35 E. 62nd Street, New York, New York 10021. Ronald O. Perelman is the indirect beneficial owner of all of the outstanding capital stock of Parent Holdings. Accordingly, Mr. Perelman may be deemed to be the beneficial owner of all of the shares of Common Stock owned by Parent Holdings. Mr. Perelman's address is 35 E. 62nd Street, New York, New York 10021.


(2) Information reflected in this table and the notes thereto with respect to Franklin Mutual Advisers, Inc. ("FMA") is derived from the Schedule 13D, dated November 1, 1996, filed by FMA or its predecessors with the Securities and Exchange Commission (the "SEC"), as thereafter amended, most recently on March 1, 1999. The address of FMA is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078. The shares listed above are beneficially owned by one or more open-end investment companies or other managed accounts which, pursuant to advisory contracts, are advised by FMA. FMA disclaims beneficial ownership of these shares.

(3) Information reflected in this table and the notes thereto with respect to Mr. Dunlap is based upon filings made by him with the SEC. Mr. Dunlap's holdings include certain stock grants for 1,166,667 shares and options to acquire an additional 6,250,000 shares of Common Stock granted by the Company, which are a matter of dispute between the Company and Mr. Dunlap. See "Security Ownership of Management" and "Employment Agreement with Mr. Dunlap--Dispute with Mr. Dunlap."

(4) Information reflected in this table and the notes thereto with respect to Invista Capital Management, LLC ("Invista") and Principal Mutual Holding Company ("Principal") is derived from the Form 13G jointly filed with the SEC by Invista and Principal on February 12, 1999. The address of Invista is 1900 Hub Tower, 699 Walnut Street, Des Moines, Iowa 50309. The address of Principal is 711 High Street, Des Moines, Iowa 50392. Invista and Principal exercise shared voting power and investment discretion with respect to all of the shares of Common Stock beneficially owned by them.

                       SECURITY OWNERSHIP OF MANAGEMENT


     The following table sets forth the beneficial ownership, reported to the Company as of April 20, 1999, of Common Stock, including shares as to which a right to acquire ownership exists, of: (1) each Director of the Company; (2) each of the Named Executives, as defined herein under the caption "Executive Compensation"; and (3) the Directors and current executive officers of the Company as a group. In addition, the following table sets forth, as of April 20, 1999, the beneficial ownership of two former Directors and a former Named Executive, based on information filed by them with the SEC and available to the public.


                                                AMOUNT AND NATURE
                                                  OF BENEFICIAL       PERCENTAGE OF
NAME                                              OWNERSHIP(1)       COMMON STOCK(2)
--------------------------------------------   ------------------   ----------------
DIRECTOR NOMINEES
Charles M. Elson ...........................           10,500(3)             *
Philip E. Beekman ..........................            5,000                *
Howard Gittis ..............................                0(5)             0
John H. Klein ..............................              415(3)             *
Howard G. Kristol ..........................           10,500(3)             *
Peter A. Langerman .........................                0(4)             0
Jerry W. Levin .............................                0(5)             0
Faith Whittlesey ...........................            6,890(3)             *
FORMER DIRECTORS
Albert J. Dunlap ...........................        7,741,564(2)           7.2%
Russell A. Kersh ...........................        1,889,150(2)           1.8%
NAMED EXECUTIVES
Karen K. Clark .............................                0                0
Bobby G. Jenkins ...........................                0                0
Janet G. Kelley ............................           86,583(2)             *
Paul E. Shapiro ............................                0(5)             0
FORMER NAMED EXECUTIVE
David C. Fannin ............................          220,433(2)             *
All Directors and current executive officers
 as a group (12 persons) ...................          114,888(6)             *

----------------
 *  Less than one percent.

(1) All of the above named individuals have the sole power to vote and to dispose of the shares of Common Stock listed above except as follows: (i) the shares beneficially owned by Mr. Beekman are held by the Beekman Family Limited Partnership, of which he is a General Partner; (ii) Mr. Dunlap is believed to hold 1,491,564 of the listed shares jointly with his wife; (iii) 151,600 shares listed as owned by Mr. Kersh are believed to be held by the Russell A. Kersh Irrevocable Trust of which Mr. Kersh is the sole beneficiary, and Mr. Kersh is believed to hold 5,000 of the listed shares jointly with his spouse; (iv) Mr. Fannin holds 20,433 shares of stock jointly with his wife; and (v) Ms. Kelley holds 100 shares jointly with her spouse.

(2) Includes shares of Common Stock which Named Executives have the right to acquire under options which are currently exercisable (including options which may be exercised within the next sixty days), as follows: 200,000 and 86,583 shares in the case of Mr. Fannin and Ms. Kelley, respectively. Options which are not currently exercisable and will not become exercisable within sixty days are not included in the table. Also includes stock awards and options to acquire 6,250,000 and 1,625,000 shares in the case of Messrs. Dunlap and Kersh, respectively, the status of which is a matter of dispute between the Company and Messrs. Dunlap and Kersh. See "Employment Agreement with Mr. Dunlap--Dispute with Mr. Dunlap" and "Employment Agreements with Messrs. Kersh and Fannin--Dispute with Mr. Kersh" for information concerning disputes between the Company and Messrs. Dunlap and Kersh over these equity grants and other matters.

(3) Includes restricted shares of Common Stock granted to each of Directors Elson, Klein, Kristol, and Whittlesey upon their respective elections, appointments and subsequent reelections to the Sunbeam Board of Directors, all of which shares were immediately vested.

(4) Does not include shares of Common Stock owned by FMA as to which Mr. Langerman disclaims beneficial ownership. See "Security Ownership of Certain Beneficial Owners."

(5) Does not include shares of Common Stock owned by MacAndrews & Forbes as to which Messrs. Gittis, Levin and Shapiro disclaim beneficial ownership. See "Security Ownership of Certain Beneficial Owners."

(6) Includes shares of Common Stock which all current executive officers of the Company have the right to acquire under options which are currently exercisable (including options which may be exercised within the next sixty days).

                            EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE


     The following table sets forth for the years ended December 31, 1998, December 28, 1997 and December 29, 1996, the compensation for services rendered to the Company in all capacities of those persons who, during 1998, (i) served as chief executive officer ("CEO") of the Company, (ii) were among the four most highly compensated executive officers of the Company, other than the CEO, as of the Company's fiscal year end, and (iii) were among the four most highly compensated officers during 1998 but did not serve as executive officers of the Company as of year end (the individuals referred to in clauses (i), (ii) and (iii) being collectively referred to as the "Named Executives"). Each of Messrs. Levin, Shapiro and Jenkins and Ms. Clark joined the Company during 1998. The employment of each of Messrs. Dunlap and Kersh was terminated by the Company in June 1998; Mr. Fannin's employment was terminated by mutual agreement in August 1998.



                                                         ANNUAL COMPENSATION AWARDS
                                       --------------------------------------------------------------
NAME AND                                                                             OTHER ANNUAL
PRINCIPAL POSITION               YEAR          SALARY               BONUS          COMPENSATION(1)
------------------------------- ------ --------------------- ------------------ ---------------------
CURRENT OFFICERS
Jerry W. Levin, Chairman        1998      $      541,667        $   541,667        $      122,549(5)
 & Chief Executive Officer
Paul E. Shapiro,                1998             339,298            243,750                    --
 Executive Vice President &
 Chief Administrative Officer
Bobby G. Jenkins, Executive     1998             238,986(6)         239,102(7)             55,540(8)
 Vice President & Chief
 Financial Officer
Janet G. Kelley, Sr. Vice       1998             218,000            112,500                    --
 President, General Counsel     1997             144,500             30,000                    --
 and Secretary                  1996             140,000             19,463                    --
Karen K. Clark,                 1998             190,157(6)         180,124(7)            133,457(10)
 Sr. Vice President, Finance
FORMER OFFICERS
Albert J. Dunlap,               1998          12,772,756(12)              0            13,917,409(13)
 Former Chairman & Chief        1997           1,115,385(12)              0               282,888(13)
 Executive Officer              1996             507,054(12)              0                63,850(13)
Russell A. Kersh, Former Vice   1998             428,154(15)              0             2,123,267(17)
 Chairman & Chief               1997             425,000                  0                    --
 Administrative Officer         1996             190,384            125,000(16)           240,598(17)
David C. Fannin, Former         1998             449,891(18)              0               315,067(19)
 Executive Vice President &     1997             313,233                  0                    --
 Chief Legal Officer            1996             272,112                  0                    --



                                            LONG TERM
                                       COMPENSATION AWARDS
                                ----------------------------------
                                                    SECURITIES
                                                    UNDERLYING
NAME AND                          RESTRICTED       OPTIONS/SARS          ALL OTHER
PRINCIPAL POSITION                 STOCK(2)          AWARD(3)         COMPENSATION(4)
------------------------------- -------------- ------------------- --------------------
CURRENT OFFICERS
Jerry W. Levin, Chairman         $          0      2,750,000          $         980
 & Chief Executive Officer
Paul E. Shapiro,                            0        600,000                    588
 Executive Vice President &
 Chief Administrative Officer
Bobby G. Jenkins, Executive                 0        450,000                 18,633(9)
 Vice President & Chief
 Financial Officer
Janet G. Kelley, Sr. Vice                   0        146,250                    363
 President, General Counsel                 0          5,000                      0
 and Secretary                              0         42,500                      0
Karen K. Clark,                             0        175,000(11)                  0
 Sr. Vice President, Finance
FORMER OFFICERS
Albert J. Dunlap,                           0      3,750,000                    840(14)
 Former Chairman & Chief                    0              0                  4,750(14)
 Executive Officer                 12,500,000      2,500,000                  4,750(14)
Russell A. Kersh, Former Vice       5,527,500      1,125,000                    653(14)
 Chairman & Chief                           0              0                  4,750(14)
 Administrative Officer             1,812,500        500,000                  2,098(14)
David C. Fannin, Former             1,105,500        750,000(20)          1,261,546(22)
 Executive Vice President &                 0              0                  4,750(14)
 Chief Legal Officer                  191,250        175,000(21)              4,750(14)

----------------

 (1) Does not include perquisites or other personal benefits, securities or property, the aggregate value of which is less than $50,000 or 10% of the Named Executive's salary and bonus.

 (2) Represents the value of the restricted Common Stock holdings of Messrs. Dunlap, Kersh and Fannin, as follows: The restricted Common Stock holdings granted in 1996 were valued based on the 1996 grants and the closing market price of $12.50, $18.125 and $19.125 per share as of the respective grant dates of July 18, 22 and 29, 1996 for each of Messrs. Dunlap, Kersh and Fannin. The 1998 restricted Common Stock holdings were valued based on the market price of $36.85 as of February 1, 1998, the date of such grants to Messrs. Kersh and Fannin. Mr. Dunlap's 1998 employment agreement provided for the grant of 300,000 shares of non-restricted Common Stock and also provided that, of the 1,000,000 shares of restricted Common Stock granted to him in 1996, 133,334 were cancelled and the remaining 866,666 were fully vested. Mr. Kersh's 1998 employment agreement provided that of the 100,000 shares of restricted Common Stock granted to him in 1996,

   26,667 shares were cancelled and the remaining 73,333 shares were fully vested. In addition, Mr. Kersh's 1998 employment agreement provided for the grant of 150,000 shares of restricted Common Stock of which 37,500 shares were to vest on grant and the remaining shares were to vest in equal increments on the first, second and third anniversary of the grant date if he remained employed by the Company through such dates or upon the occurrence of certain events. The status of certain of the stock grants made to Messrs. Dunlap and Kersh is a matter of dispute between the parties. See "Employment Agreement with Mr. Dunlap--Dispute with Mr. Dunlap" and "Employment Agreements with Messrs. Kersh and Fannin--Dispute with Mr. Kersh" for information concerning disputes between the Company and Messrs. Dunlap and Kersh over certain equity grants and other matters. Pursuant to Mr. Fannin's agreement with the Company in connection with his termination, all unvested shares of restricted Common Stock granted to him in 1998 and held by him were cancelled, leaving him with 14,883 shares of Common Stock, which were previously restricted. Dividends were paid on all restricted shares prior to the Company's discontinuance of dividend payments in the second quarter of 1998. At December 31, 1998, none of the other Named Executives held any restricted Common Stock.

 (3) The option grants to Messrs. Levin, Shapiro and Jenkins were made pursuant to their respective employment agreements and are subject to shareholder approval at the Annual Meeting.

 (4) For 1998, represents premiums paid by the Company for term life insurance coverage for Messrs. Levin, Shapiro, Dunlap and Kersh and Ms. Kelley.

 (5) Includes $82,616 for reimbursement of country club fees, the value of a Company provided automobile, relocation expenses of $37,560 and taxes paid by the Company on the value of such relocation expenses.

 (6) Includes each of Mr. Jenkins's and Ms. Clark's salary from Coleman from the date of the acquisition of Parent Holdings' interest in Coleman by the Company to their respective terminations of employment with Coleman and their respective salaries from the Company, from the date of employment by Sunbeam. In the case of Mr. Jenkins, includes $12,327 paid for accrued vacation in 1998 upon his termination of employment with Coleman.

 (7) Includes the entire amount of bonuses paid to Mr. Jenkins and Ms. Clark in 1999 for services rendered to Coleman and to Sunbeam during 1998.

 (8) Includes a car allowance, reimbursement of relocation expenses of $37,692 and taxes paid by the Company on such relocation payments.

 (9) Severance payments made to Mr. Jenkins in connection with the termination of his employment with Coleman.


(10) Includes reimbursement of relocation expenses of $64,506, taxes paid by the Company on such relocation payments, a car allowance and bonuses of $40,467 paid upon acceptance of employment with the Company and relocation.

(11) Includes 75,000 options granted to Ms. Clark during 1998 which were subsequently cancelled in exchange for 50,000 options granted under the Company's stock option repricing program. See "Report of the Compensation Committee on Executive Compensation--Option Plan and Repricing."


(12) For 1998, includes $11,887,500 which represents the value of the 300,000 shares of Common Stock granted to Mr. Dunlap in connection with his 1998 employment agreement, based upon the closing market price on the grant date of $39.625. Also includes $51,923, $115,385 and $51,923 paid in 1998,
     1997 and 1996, respectively, in lieu of vacation. See "Employment Agreement with Mr. Dunlap--Dispute with Mr. Dunlap" for information concerning disputes between the Company and Mr. Dunlap.

(13) For 1998, includes $13,698,561 for taxes paid by the Company on the value of the vesting of restricted shares of Common Stock granted to Mr. Dunlap and other Company benefits (including health and dental care premiums, spouse travel costs and security costs, amounts reimbursed for financial and legal consulting services and the value of a Company provided automobile). The 1997 and 1996 amounts include $14,355 and $17,250, respectively, for the value of a Company provided automobile, $115,665 and $27,345, respectively, for taxes paid by the Company on the value of such automobile and other Company provided benefits (including financial consulting services, health and dental care premiums and membership in a country club) and $41,348 as reimbursement for financial planning services in 1997.

(14) The Company adopted an Executive Benefit Replacement Plan (the "Replacement Plan") in 1994 to restore the amount of benefits payable to certain highly compensated employees of the Company who would otherwise be subject to certain limitations on the amount of benefits payable under the Company's 401(k) Savings and Profit Sharing Plan. The Replacement Plan was terminated as of December 31, 1998. Amounts of All Other Compensation include amounts accrued for Messrs. Dunlap, Kersh and Fannin, respectively, in 1997 and 1996 under the Replacement Plan (including the Company's profit sharing allocation). Each of Messrs. Dunlap, Kersh and Fannin was paid the amount of their respective accounts in the Replacement Plan in connection with the termination of their employment with the Company. Does not include amounts which the 1998 employment agreements with Messrs. Dunlap and Kersh provided would be payable to them upon termination other than for Cause (as defined in their respective employment agreements). The Company has taken the position that such amounts are not payable by the Company. See "Employment Agreements with Messrs. Kersh and Fannin--Dispute with Mr. Kersh" for information concerning disputes between the Company and Mr. Kersh.

(15) Includes $61,298 paid in lieu of vacation. See "Employment Agreements with Messrs. Kersh and Fannin--Dispute with Mr. Kersh" for information concerning disputes between the Company and Mr. Kersh.

(16) One time bonus paid when Mr. Kersh's employment began.

(17) For 1998, represents taxes paid by the Company on the value of the vesting of shares of restricted Common Stock granted to Mr. Kersh. For 1996, represents a discount on the purchase of shares of Common Stock from the Company in the amount of $239,800 and premiums paid by the Company for health and dental insurance coverage.

(18) Includes $77,808 paid in lieu of vacation for 1996, 1997 and 1998 in accordance with Mr. Fannin's termination agreement.

(19) Represents taxes paid by the Company on the value of the vesting of restricted Common Stock granted to Mr. Fannin.

(20) All of these options have been cancelled pursuant to Mr. Fannin's termination agreement.

(21) Includes options awarded in exchange for the cancellation of certain outstanding options, a portion of which were granted in 1995. Shares underlying option grants previously made which were cancelled in exchange for new option awards are also included.

(22) Includes the following amounts payable pursuant to Mr. Fannin's termination agreement: (a) $825,000 severance payment, of which $575,001 was paid in 1998 and the balance of which is payable in monthly installments of $16,667; (b) consulting payments of $250,000, of which $41,667 was paid in 1998 and the balance of which is payable in monthly installments of $13,889; (c) $50,000 payable for the three-year extension of Mr. Fannin's non-compete agreement, of which $8,334 was paid in 1998 and the balance of which is payable in equal monthly installments of $2,778; (d) $7,785 for health and dental care premiums paid or payable of which $1,795 was paid in 1998; and (e) $127,801 which represents the total amount of Mr. Fannin's account in the Replacement Plan. See "Certain Arrangements with Messrs. Dunlap, Kersh and Fannin."

OPTION GRANTS IN LAST FISCAL YEAR



     The following table sets forth information with respect to the options to purchase shares of Common Stock granted to the Named Executives during 1998. The option grants made to Messrs. Levin, Shapiro and Jenkins are subject to approval by the shareholders of the Company at the Annual Meeting. The option grants made to Messrs. Dunlap, Kersh and Fannin were approved by the shareholders of the Company at the Annual Meeting of the Shareholders held on May 12, 1998 (the "1998 Annual Meeting"). All other option grants were made pursuant to the Option Plan. See "Employment Agreement with Mr. Dunlap--Dispute with Mr. Dunlap" and "Employment Agreements with Messrs. Kersh and Fannin--Dispute with Mr. Kersh" for information concerning disputes between the Company and Messrs. Dunlap and Kersh over these equity grants and other matters.





                                 NUMBER OF          % OF TOTAL
                                 SECURITIES           OPTIONS
                                 UNDERLYING         GRANTED TO     EXERCISE OR    GRANT DATE
                                  OPTIONS            EMPLOYEES      BASE PRICE   MARKET PRICE   EXPIRATION    GRANT DATE
NAME                             GRANTED(1)       IN FISCAL YEAR    ($/SHARE)      ($/SHARE)       DATE        VALUE(7)
-------------------------- --------------------- ---------------- ------------- -------------- ------------ -------------
CURRENT OFFICERS
Jerry W. Levin ...........      1,750,000(2)            10.6%        $  7.00       $  6.88      8/11/2008   $6,457,500
                                  500,000(2)             3.0%          10.50          6.88      8/11/2008    1,470,000
                                  500,000(2)             3.0%          14.00          6.88      8/11/2008    1,205,000
Paul E. Shapiro ..........        600,000(2)             3.6%           7.00          6.88      8/11/2008    2,214,000
Bobby G. Jenkins .........        450,000(2)             2.7%           7.00          6.88      8/11/2008    1,660,500
Janet G. Kelley ..........         75,000(3)              .5%          38.34         38.34      2/18/2008    1,296,000
                                   11,250(3)              .1%          24.03         24.03      5/18/2008      129,375
                                   60,000(2)              .4%           7.00          5.94     12/15/2008      161,800
Karen K. Clark ...........         75,000(3)(4)           .5%          25.08         25.08      5/11/2008      906,750
                                   50,000(2)              .3%           7.00          7.50      8/30/2008      208,000
                                   50,000(2)              .3%           7.00          7.50      8/30/2008      208,000
FORMER OFFICERS
Albert J. Dunlap .........      3,750,000(5)            22.7%          36.85         36.85      2/01/2008   78,600,000
Russell J. Kersh .........      1,125,000(6)             6.8%          36.85         36.85      2/01/2008   23,580,000
David C. Fannin ..........        750,000(6)             4.5%          36.85         36.85      2/01/2008   15,720,000


----------------
(1) All options have a term of ten years from their respective grant dates.
(2) These options become exercisable at a predetermined date as specified in the employees' respective employment agreements. See "Employment Agreement with Mr. Levin--Equity Grants" and "Employment Agreements with Executives Shapiro, Jenkins, Kelley and Clark--Equity Grants."
(3) These options become exercisable over three years in equal annual increments commencing on the first anniversary of the grant date.
(4) These options have been cancelled in exchange for one of the grants of 50,000 options set forth in the table above.
(5) Mr. Dunlap's employment agreement provided that one-third of these options vested as of the grant date and that an additional one-third of such options were to vest on each of the first and second anniversaries of the grant dates. The Company and Mr. Dunlap are engaged in a dispute regarding the status of these options.
(6) The options granted to Messrs. Kersh and Fannin provided for vesting in equal installments on the grant date and the first, second and third anniversaries of the grant date. The entire option grant to Mr. Fannin was cancelled upon the termination of his employment by mutual agreement. The Company and Mr. Kersh are engaged in a dispute regarding the status of these options.
(7) Grant date values were calculated using the Black-Scholes options pricing model which has been adjusted to take dividends into account for the period prior to announced discontinuance of dividends. Use of this model should not be viewed in any way as a forecast of the future performance of the Common Stock. The estimated present value of each stock option as set forth above is based on the following inputs:



VALUATION DATES                          2/01/98     2/19/98     5/12/98     5/19/98     8/12/98     8/31/98     12/16/98
-------------------------------------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
   Risk Free Interest Rate ..........      5.51%       5.57%       5.79%       5.72%       5.37%       4.95%       4.60%
   Stock Price Volatility ...........     36.10%      36.00%      40.30%      40.30%      49.60%      49.80%      52.80%
   Dividend Yield ...................      0.10%       0.10%       0.20%       0.20%       0.00%       0.00%       0.00%

   The model assumes: (a) an expected option term of six years; (b) a risk-free interest rate based on closing six-year U.S. Treasury Strip yield on the date of valuation; and (c) no forfeitures. Stock price volatility is calculated using weekly stock prices for a period of five years ended as of the valuation date and believed to reflect volatility in the absence of unusual corporate transactions. Notwithstanding the fact that these options are, with limited exceptions, non-transferable, no discount for lack of marketability was taken.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES


     The following table sets forth information with respect to option exercises occurring during 1998 and the number of options held by the Named Executives at the Company's fiscal year end. The option grants to Messrs. Levin, Shapiro and Jenkins are subject to approval of the shareholders at the Annual Meeting. The Company and Messrs. Dunlap and Kersh are disputing the amounts and benefits paid and payable to each of them under their respective employment agreements, and the Company is contesting the validity of certain options granted to them. The following table includes the entire amount of the options granted by the Company which Messrs. Dunlap and Kersh assert are vested and which they have a right to exercise. See "Employment Agreement with Mr. Dunlap--Dispute with Mr. Dunlap" and "Employment Agreements with Messrs. Kersh and Fannin--Dispute with Mr. Kersh" for information concerning disputes between the Company and Messrs. Dunlap and Kersh with respect to equity grants and other matters.



                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                                 OPTIONS HELD AT              IN-THE-MONEY OPTIONS AT
                                 SHARES                         DECEMBER 31, 1998               DECEMBER 31, 1998(1)
                                ACQUIRED       VALUE     -------------------------------   ------------------------------
NAME                          ON EXERCISE     REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
--------------------------   -------------   ---------   -------------   ---------------   -------------   --------------
CURRENT OFFICERS
Jerry W. Levin ...........             0            0              0        2,750,000                0                 0
Paul E. Shapiro ..........             0            0              0          600,000                0                 0
Bobby G. Jenkins .........             0            0              0          450,000                0                 0
Janet G. Kelley ..........             0            0         52,766          173,484                0                 0
Karen K. Clark ...........             0            0              0          100,000                0                 0
FORMER OFFICERS
Albert J. Dunlap .........             0            0      6,250,000                0                0                 0
Russell A. Kersh .........             0            0      1,625,000                0                0                 0
David C. Fannin ..........             0            0        200,000                0                0                 0

----------------
(1) The closing price of the Common Stock on December 31, 1998 was $6.875 per share.


                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                 EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS


EMPLOYMENT AGREEMENT WITH MR. LEVIN


     On August 12, 1998, the Company entered into an employment agreement with Mr. Levin (the "Levin Agreement") pursuant to which the Company has agreed to employ Mr. Levin as Chief

Executive Officer, and Mr. Levin has agreed to serve in such capacity, for an initial period of approximately three years ending June 14, 2001.


COMPENSATION


     Under the Levin Agreement, Mr. Levin will be paid a base salary at an annual rate of not less than $1,000,000. Effective April 1, 1999, Mr. Levin's base compensation was increased to $1,150,000. Additionally, Mr. Levin was paid a guaranteed bonus for 1998 of $541,667 and, thereafter, is eligible to receive a performance-based target annual bonus of 100% of his base salary and, if certain performance objectives are met, up to a bonus of up to 200% of his base salary under the Incentive Plan, subject to a maximum award of $2,000,000. See "Proposal 6--Approval of the Sunbeam Corporation Management Incentive Plan." Mr. Levin participates in the other benefit plans available generally to employees or other senior executives of the Company. The Company also reimburses Mr. Levin for the cost of membership in a country club.


EQUITY GRANTS


     Mr. Levin received grants effective as of August 12, 1998 of options to purchase 1,750,000 shares of Common Stock at a price of $7.00 per share; 500,000 shares of Common Stock at a price of $14.00 per share; and 500,000 shares of Common Stock at a price of $10.50 per share (collectively, the "Levin Options") which grants are subject to shareholder approval at the Annual Meeting. The term of each of the Levin Options is ten years, and they will vest and become exercisable in full on June 14, 2001 if Mr. Levin remains employed by the Company as of such date. In addition, effective March 29, 1999, Mr. Levin received grants of options under the Plan to purchase 250,000 shares of Common Stock at a price of $5.57 per share. These options will vest equally on the first, second and third anniversaries of the grant date. Upon the occurrence of a Change in Control of the Company (as defined in the Option
Plan), all of the options granted to Mr. Levin will vest in full.


TERMINATION AND CHANGE IN CONTROL PROVISIONS


     The Company may terminate Mr. Levin's employment under the Levin Agreement due to his disability, or for Cause. As defined in the Levin Agreement, "Cause" means (1) gross neglect of his duties, (2) his conviction for a felony or any lesser crime or offense involving the property of the Company, (3) willful misconduct in connection with the performance of any material portion of his duties, (4) willful breach of any material provision of the Levin Agreement, or
(5) any conduct on Levin's part which would make his continued employment materially prejudicial to the best interests of the Company. In addition, he may terminate his employment following a Company Breach upon 60 days' written notice to the Company. As defined in the Levin Agreement, "Company Breach" means (1) any material breach of the Levin Agreement by the Company, including the failure to obtain shareholder approval of the amount of the Levin Options, or (2) a Change in Control of the Company (as defined in the Levin Agreement).


     The Levin Agreement provides that, if the Company terminates Mr. Levin's employment for Cause or if he voluntarily terminates his employment, all obligations (other than accrued obligations) of the Company will cease and all unvested Levin Options will be immediately forfeited. If a Company Breach occurs, and Mr. Levin terminates the Levin Agreement, the Company is obligated to continue to pay Mr. Levin's base salary and target bonus for the balance of the term and continue his benefits until his reemployment. In addition, all of the Levin Options would vest and remain exercisable for three years.


     The Levin Agreement provides that, if Mr. Levin's employment is terminated due to his death or his continued disability for six months, his legal representatives or designated beneficiary, or Mr. Levin, will receive continued payments in an amount equal to 60% of base salary until the longer of 12 months or the end of the Term in effect at the time of his death or termination due to disability. The Levin Options would become vested remain exercisable for three years thereafter.

EMPLOYMENT AGREEMENTS WITH EXECUTIVES SHAPIRO, JENKINS, KELLEY AND CLARK


     The Company entered into employment agreements with Messrs. Shapiro and Jenkins and Ms. Clark in August 1998 and with Ms. Kelley in December 1998. Messrs. Shapiro and Jenkins, Ms. Kelley and Ms. Clark are referred to as the "Executives." The agreements with Messrs. Shapiro and Jenkins are for an initial period of approximately three years ending on June 14, 2001; the agreement with Ms. Clark has a term ending on June 14, 2000; and the agreement with Ms. Kelley has a term ending on December 31, 2000. The Executives' agreements are referred to individually as an "Executive Agreement" and collectively as the "Executive Agreements."


COMPENSATION


     Under the Executive Agreements, Messrs. Shapiro and Jenkins, Ms. Kelley and Ms. Clark will be paid a base salary at annual rates not less than $600,000, $365,000, $275,000 and $270,000 respectively. Effective April 1,
1999, the annual base salary for each of Messrs. Shapiro and Jenkins has been increased to $750,000 and $425,000, respectively. Additionally, under the Executive Agreements, Messrs. Shapiro and Jenkins and Ms. Kelley and Ms. Clark were paid a guaranteed bonus for 1998 equal to $243,750, $118,625, $112,500 and $73,125, respectively, and, thereafter, are eligible to receive performance-based annual target bonuses equal to 75%, 60%, 50% and 50% of their respective annual salaries. The Executives also participate in the other benefit plans available generally to employees or other senior executives of the Company.


EQUITY GRANTS


     Pursuant to the Executive Agreements, Messrs. Shapiro and Jenkins, Ms. Kelley and Ms. Clark also received grants effective as of June 15, 1998, June 15, 1998, December 16, 1998 and August 31, 1998, respectively, of options to purchase 600,000 shares, 450,000 shares, 60,000 shares and 50,000 shares, respectively, of Common Stock at an exercise price of $7.00 per share (the "Executive Options"). The grants to Messrs. Shapiro and Jenkins are subject to shareholder approval at the Annual Meeting. The term of each of the Executive Options is ten years. The options granted to Messrs. Shapiro and Jenkins, Ms. Kelley and Ms. Clark will vest and become exercisable in full on June 14, 2001, June 14, 2001, December 31, 2000 and June 14, 2000, respectively, if the Executive remains employed by the Company as of such date. Mr. Jenkins was also granted an option, effective March 29, 1999, to acquire 100,000 shares of Common Stock at a purchase price of $5.57 per share, which option will vest in equal increments on the first, second and third anniversaries of the grant date. Upon the occurrence of a Change in Control of the Company (as defined in the Option Plan), all of these options will vest in full. In addition, pursuant to her Executive Agreement, Ms. Clark exchanged 75,000 options she had previously received upon joining the Company, for 50,000 options with an exercise price of $7.00 per share, as part of the Company's option exchange program.


TERMINATION AND CHANGE IN CONTROL PROVISIONS


     The Company may terminate an Executive's employment under his or her Executive Agreement due to disability, or for Cause. As defined in the Executive Agreements, "Cause" means (1) gross neglect of duties, (2) conviction for a felony or any lesser crime or offense involving the property of the Company, (3) willful misconduct in connection with the performance of any material portion of the Executive duties, (4) willful breach of any material provision of the Executive Agreement by the Executive, or (5) any conduct on the Executive's part which would make continued employment materially prejudicial to the best interests of the Company. The Executive may terminate his or her employment under the Executive Agreement at any time. In addition, he or she may terminate his or her employment as a result of a Company Breach upon 60 days' written notice to the Company. As defined in the Executive Agreements, "Company Breach" means any material breach of the Executive Agreement by the Company. In the case of the agreements with Messrs. Shapiro and Jenkins, a material breach includes the failure to obtain shareholder approval of the grants of the Executive Options to Messrs. Shapiro and Kenkins and a Change in Control of the Company (as defined in their respective Executive Agreements).

     The Executive Agreements provide that, if the Company terminates an Executive's employment for Cause or if the Executive voluntarily terminates his or her employment, all obligations (other than accrued obligations) of the Company will cease and all unvested Executive Options will be immediately forfeited. If a Company Breach occurs, and an Executive terminates his or her Executive Agreement, the Company is obligated to continue to pay the Executive's base salary and target bonus for the balance of the term and continue benefits until the Executive's reemployment. In addition, all of the Executive Options will vest and remain exercisable for three years.


     The Executive Agreements provide that, if an Executive's employment is terminated due to death, his or her legal representative or designated beneficiary will receive continued payments in an amount equal to 60% of base salary until the longer of 12 months or the end of the term in effect at the time of death. Upon an Executive's death, the Executive Options will vest upon such death and will remain exercisable for three years thereafter.


EMPLOYMENT AGREEMENT WITH MR. DUNLAP


     As of February 1, 1998, the Company entered into an employment agreement with Mr. Dunlap (the "Dunlap Agreement") pursuant to which the Company agreed to continue to employ Mr. Dunlap as Chairman of the Board of Directors and Chief Executive Officer, and Mr. Dunlap agreed to serve in such capacities, for a period of three years ending January 31, 2001, and for successive one-year renewal periods unless advance notice of termination was given by either party by no later than August 1 of the immediately preceding year. The Dunlap Agreement was not renewable beyond January 31, 2003. The Dunlap Agreement replaced and superseded Mr. Dunlap's prior employment agreement with the Company.


DISPUTE WITH MR. DUNLAP


     On June 13, 1998, the Board of Directors terminated Mr. Dunlap as Chairman and Chief Executive Officer. Mr. Dunlap has asserted claims for breach of the Dunlap Agreement, and the Company intends to vigorously contest such claims, including claims regarding the validity of grants of Common Stock and stock options to him. Nothing contained in this Proxy Statement should be construed to limit or otherwise affect the Company's claims against Mr. Dunlap, including claims with respect to his entitlement to certain equity grants.


COMPENSATION


     Under the Dunlap Agreement, Mr. Dunlap was to be paid a base salary at an annual rate of $2,000,000. The Company could increase Mr. Dunlap's base salary, but could not reduce it after any such increase. Mr. Dunlap was eligible to participate in the other benefit plans available generally to employees or other senior executives of the Company. However, he was not eligible to participate in any incentive plan of the Company. The Company also provided Mr. Dunlap with various perquisites on a grossed-up basis.


EQUITY GRANTS


     The Dunlap Agreement provided that all of Mr. Dunlap's then outstanding options to purchase shares of Common Stock, which were granted under Mr. Dunlap's prior employment agreement, vested as of February 20, 1998; 40% of Mr. Dunlap's shares of restricted Common Stock were cancelled as of such date; and all of Mr. Dunlap's remaining shares of restricted Common Stock vested as of such date. The Dunlap Agreement also required the Company to reimburse Mr. Dunlap on a grossed-up basis with respect to any income tax assessed in connection with the vesting of such shares of restricted Common Stock.


     Mr. Dunlap received a grant as of February 1, 1998 of 300,000 non-restricted shares of Common Stock. Mr. Dunlap also received a grant effective as of February 1, 1998 of options to purchase 3,750,000 shares of Common Stock at a price of $36.85 per share (the "Dunlap Options"), which grant was approved by the Company's shareholders at the 1998 Annual Meeting. The Dunlap Options provided for a term of ten years, and for vesting with respect to one-third of the shares subject thereto on the grant date and for an additional one-third to vest on each of the first and second anniversaries of the grant date if Mr. Dunlap had remained employed by the Company. Upon the occurrence of a Change in Control of the Company (as defined below), the Dunlap Options would have vested in full.


TERMINATION


     The Dunlap Agreement provided that the Company could terminate Mr. Dunlap's employment at any time, or due to his disability, or for Cause. The Dunlap Agreement defined "Cause" to mean (1) willful failure to substantially perform Mr. Dunlap's duties under the Dunlap Agreement, except if such failure results from disability, or (2) his conviction for a felony (or a plea of guilty or nolo contendere thereto).


     The Dunlap Agreement provided that, if the Company terminated Mr. Dunlap's employment other than for Cause and not due to his disability, or if he terminated his employment for Good Reason (as defined in the Dunlap Agreement),
(1) he would receive as liquidated damages a lump sum payment in an amount equal to the base salary that would have been payable through the period ending January 31, 2001, or any then applicable renewal period, (2) the Dunlap Options would become fully vested, and he would be entitled to exercise the Dunlap Options (as well as previously granted options) for the balance of their original ten-year term, and (3) he would be entitled to continue participating in the employee benefit plans in which he had been entitled to participate before termination, for three years after termination, or to receive substantially equivalent benefits.


     The Dunlap Agreement provided that, if the Company terminated Mr. Dunlap's employment for Cause or if he terminated his employment other than for Good Reason, all obligations (other than accrued obligations) of the Company would cease, except that Mr. Dunlap would be able to exercise the Dunlap Options (as well as previously granted options) which were exercisable on the date of termination within 90 days, if the termination were for Cause, and within one-year, if it were by Mr. Dunlap without Good Reason.


     In addition, the Dunlap Agreement provided that Mr. Dunlap would be entitled to receive a gross-up with respect to any excise tax applicable under the Internal Revenue Code of 1986, as amended (the "Code"), to "excess parachute payments."


EMPLOYMENT AGREEMENTS WITH MESSRS. KERSH AND FANNIN


     The Company entered into employment agreements with each of Messrs. Kersh and Fannin as of February 1, 1998. Messrs. Kersh and Fannin are referred to herein as the "Prior Executives." The employment agreements with the Prior Executives had terms ending on January 31, 2001. The employment agreements with the Prior Executives (referred to individually as a "Prior Executive Agreement" and collectively as the "Prior Executive Agreements") replaced and superseded their respective previous employment agreements with the Company.


DISPUTE WITH MR. KERSH.


     On July 16, 1998, the Sunbeam Board of Directors terminated Mr. Kersh as Vice Chairman and Chief Financial Officer. Mr. Kersh is asserting claims for breach of his Prior Executive Agreement, and the Company is vigorously contesting such claims, including claims regarding the validity of grants of restricted Common Stock and stock options to him. Nothing in this Proxy Statement should be construed to support his claims or to limit or otherwise affect the Company's claims against Mr. Kersh, including claims with respect to his entitlement to certain equity grants.


COMPENSATION


     Under their respective Prior Executive Agreements, Messrs. Kersh and Fannin were each to be paid a base salary at annual rates of $875,000 and $595,000, respectively. The Prior Executives were also eligible to participate in those benefit plans available generally to employees or other senior executives of the Company. However, the Prior Executives were not eligible to participate in any cash incentive plan of the Company.


EQUITY GRANTS


     The Prior Executive Agreements provided that all of Mr. Kersh's then outstanding options to acquire shares of Common Stock, which were granted under Mr. Kersh's previous employment agreement, and all of Mr. Fannin's then outstanding options to acquire shares of Common Stock vested as of February 20, 1998; 40% of each of Mr. Kersh's and Mr. Fannin's shares of restricted Common Stock were cancelled as of such date; and all of Mr. Kersh's and Mr. Fannin's remaining shares of restricted Common Stock vested as of such date. The Prior Executive Agreements provided that the Company would reimburse Messrs. Kersh and Fannin on a grossed-up basis with respect to any income tax assessed in connection with the vesting of such shares of restricted Common Stock.


     As of February 1, 1998, Messrs. Kersh and Fannin each received a grant of 150,000 and 30,000 shares of restricted Common Stock (the "Prior Executive Restricted Shares"), respectively. Such Prior Executive Restricted Shares provided for vesting in four equal installments on each of February 1, 1998 and the first, second and third anniversaries of February 1, 1998. Messrs. Kersh and Fannin also received grants, effective as of February 1, 1998, of options to purchase 1,125,000 and 750,000 shares of Common Stock, respectively, at a price of $36.85 per share which were approved by the Company's shareholders at the 1998 Annual Meeting (collectively, the "Prior Executive Options"). The Prior Executive Options provided for vesting in four equal installments on the grant date of February 1, 1998, and the first, second and third anniversaries of February 1, 1998.


TERMINATION


     The Prior Executive Agreements with Messrs. Kersh and Fannin provided that the Company may terminate either Prior Executive's employment at any time, or due to the Prior Executive's disability, or for Cause (as defined in the Prior Executive Agreements).


     Each Prior Executive Agreement provided that, if the Company terminated the Prior Executive's employment other than for Cause and not due to his disability, or if the Prior Executive terminated his employment for Good Reason or following a Change in Control (as each were defined in the Prior Executive Agreements), (1) such Prior Executive would receive as liquidated damages a lump sum payment in an amount equal to the base salary that would have been payable to him through the end of the employment term, (2) the Prior Executive Options and Executive Restricted Shares granted to such Prior Executive would become fully vested, and the Prior Executive would be entitled to exercise the Prior Executive Options (and previously granted options) for the balance of their original ten-year term, and (3) the Prior Executive would be entitled to continue participating in the employee benefit plans in which he had been entitled to participate before termination, through the end of the employment term, or to receive substantially equivalent benefits.


     Each Prior Executive Agreement provided that if the Company terminated the Prior Executive's employment for Cause or if the Prior Executive terminated his employment other than for Good Reason or following a Change in Control, all obligations (other than accrued obligations) of the Company would cease, except that such Prior Executive would be able to exercise any Prior Executive Options (and previously granted options) granted to him which were exercisable on the date of termination or within 90 days thereof, if the termination were for Cause, and within one-year thereof, if the termination were by the Executive other than for Good Reason or following a Change in Control.


     In addition, each Prior Executive Agreement provided that the Prior Executive would be entitled to receive a gross-up with respect to any excise tax applicable under the Code to "excess parachute payments."

CERTAIN ARRANGEMENTS WITH MESSRS. DUNLAP, KERSH AND FANNIN


     In early August 1998, the Company entered into agreements with Messrs. Dunlap and Kersh pursuant to which all parties agreed not to assert claims against each other for a period of at least six months and to exchange certain information relating to various lawsuits in which the Company and Messrs. Dunlap and Kersh are named as defendants. The Company also agreed to pay (and has paid) to Messrs. Dunlap and Kersh amounts related to vacation and employment benefits and, to advance certain litigation defense costs, subject to the receipt of an undertaking from each of them (which the Company has received) to repay all amounts so advanced if it is determined that they did not meet the applicable standard of conduct for indemnification under Delaware law. These agreements have expired and Messrs. Dunlap and Kersh have commenced an arbitration action against the Company for recovery of certain amounts allegedly payable to them under their respective agreements and have filed an action in Delaware Chancery Court requesting an order requiring the Company to advance certain litigation defense costs to each of them. Sunbeam is vigorously defending these actions.


     In connection with the termination of Mr. Fannin's employment by mutual agreement, the Company entered into an agreement with him providing that, pursuant to the terms of his Prior Executive Agreement and in consideration of the execution of the agreement, including a release and covenant not to sue contained therein, he would receive the following payments, all subject to applicable withholding taxes: (a) an $825,000 severance payment, of which $575,001 was paid in 1998 and the balance of which is payable in monthly installments of $16,667; (b) consulting payments of $250,000, of which $41,667 was paid in 1998 and the balance of which is payable in monthly installments of $13,889; and (c) a $50,000 payment for the three-year extension of Mr. Fannin's non-compete agreement, of which $8,334 was paid in 1998 and the balance of which is payable in equal monthly installments of $2,778. In addition, Mr. Fannin received the value of his accrued vacation for 1996, 1997 and 1998, and will continue to receive health, dental and life insurance coverage, on the same basis as prior to the termination of his employment for an additional 18 months or until his earlier employment providing such benefits. The termination agreement with Mr. Fannin also provided for a three-year term for his outstanding Prior Executive Options (and previously granted options), confirmed the amount of his non-restricted Common Stock grants and provided for the mutually agreed cancellation of all other equity awards.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION


     The Compensation Committee of the Board of Directors is responsible for establishing the general compensation policies of the Company and administering the Option Plan and the Incentive Plan. The Compensation Committee reviews and/or approves specific compensation levels for the Company's senior officers and certain corporate management personnel (collectively, the "executive officers" and, individually, an "executive officer").


EXECUTIVE OFFICER COMPENSATION


PHILOSOPHY


     It is the philosophy of the Company that executive compensation be directly linked to the interests of the Company's shareholders and therefore to financial objectives that the Company believes are primary determinants of long-term shareholder value. The Compensation Committee's objectives in administering the Company's executive compensation plans are to ensure that pay levels and incentive compensation are: (1) properly linked to shareholder value, (2) are competitive in attracting, retaining and motivating the best personnel and (3) are simple in design and easily understood. The compensation plan for the Company's executive officers emphasizes the importance of the Company's performance by providing a direct correlation between executive compensation and shareholder interests. In addition to an emphasis on cash incentive pay and stock options, the Company pays competitive base salaries. The stock option element of compensation, together with the Company's stock purchase plan, is intended to encourage ownership and retention of Company stock by all employees, and especially executive officers.


EXECUTIVE OFFICERS



     Compensation paid to the Company's prior executive officers, Messrs. Dunlap, Kersh and Fannin, was established pursuant to their respective Employment Agreements with the Company. See "Employment Agreement with Mr. Dunlap", "Employment Agreements with Messrs. Kersh and Fannin" and "Certain Arrangements with Messrs. Dunlap, Kersh and Fannin." The terms and conditions of these agreements were approved by the Compensation Committee and subsequently by the Board of Directors immediately after the Company's announcement of record 1997 earnings and immediately prior to the Company's acquisitions of Coleman, Signature Brands and First Alert. In mid-June of 1998, Sunbeam terminated Mr. Dunlap as Chairman and Chief Executive Officer and Mr. Kersh as Vice-Chairman and Chief Financial Officer, respectively, of the Company. Messrs. Dunlap and Kersh resigned from Sunbeam's Board of Directors effective August 5, 1998. Mr. Fannin's employment with the Company was terminated by mutual agreement in August 1998; he is currently being compensated in accordance with the terms of his agreement for termination of employment with the Company. See "Certain Arrangements with Messrs. Dunlap, Kersh and Fannin."


     On June 15, 1998, Sunbeam announced that Jerry W. Levin of MacAndrews & Forbes and formerly Chief Executive Officer of Coleman, had been elected as Sunbeam's Chief Executive Officer. On August 12, 1998, the Company announced it had entered into a settlement agreement with MacAndrews & Forbes and its affiliates (collectively "Mafco") in connection with the Company's acquisition of Coleman under which agreement Mafco released the Company from certain claims and Sunbeam was able to retain the services of executive personnel affiliated with Mafco who had been managing Sunbeam since mid-June of 1998, including Mr. Levin, Mr. Shapiro and Mr. Jenkins. In connection with this settlement agreement, the Company's Compensation Committee negotiated the terms of three-year employment agreements between the Company and each of Messrs. Levin, Shapiro and Jenkins. Later in 1998, similar employment agreements were offered to and accepted by Ms. Kelley and Ms. Clark, such employment agreements each having a term of approximately two years. See "Employment Agreement with Mr. Levin" and "Employment Agreements with Executives Shapiro, Jenkins, Kelley and Clark." In each case, the compensation terms were based upon the amount of current compensation received by each executive in their then current or previous employment, advice of national compensation experts and the Compensation Committee's goal of quickly installing a qualified and knowledgeable management team following the termination of prior management. Each of Messrs. Levin, Shapiro and Jenkins, Ms. Kelley and Ms. Clark were paid cash bonuses for 1998 performance in accordance with their respective Employment Agreements.


     Base salaries for the Company's other executives, most of whom were hired in 1998 and 1999 after the employment of Mr. Levin, were established based in large part upon their salaries at prior positions. The Company does not attempt to match executive compensation to the compensation levels at those companies which are included in the Company's self-constructed shareholder return peer groups. See "SHAREHOLDER RETURN PERFORMANCE PRESENTATION" for a description of the Company's shareholder return peer group.


MANAGEMENT INCENTIVE PLAN



     The Compensation Committee adopted the Sunbeam Corporation Management Incentive Plan (the "Incentive Plan") in 1999 in order to motivate the Company's key employees to increase shareholder wealth by maximizing the Company's performance. The Company's executive officers and managers and other key employees of the Company are eligible to participate in the Incentive Plan. Under the Incentive Plan, participants are eligible to receive bonuses based upon two factors: (1) Company performance as measured by at least two of the following measurements: (a) operating income (b) operating cash flow (c) net sales and/or (d) other quantifiable business performance factors; and (2) individual performance against quantifiable measurement criteria established for each such participant. Individual performance goals will be established with the concurrence of a participant's supervisor. These performance goals will be oriented toward quantitative objectives, such as cost savings or earnings enhancement.



     The Company's Chief Executive Officer and other executive officers who may be subject to the provisions of Section 162(m) of the Internal Revenue Code (the "Senior Officers") will be awarded bonuses based solely on the Company's performance. Company performance must reach targeted levels or no bonuses will be paid under the Incentive Plan. If Company performance is achieved, then individual achievement of measurement criteria will determine the amount of any bonus payable to participants for 1999 and subsequent years.


     The Incentive Plan's design provides that during each fiscal year, management of the Company will recommend to the Compensation Committee certain minimum levels of Company performance, below which no Senior Officer will receive any bonus under the Incentive Plan. Participants other than the Senior Officers of the Company may receive cash bonuses based upon their achievement of personal objectives even if the Company fails to meet these minimum performance objectives. At the minimum level of Company performance ("threshold performance"), Incentive Plan participants will be eligible to receive from 5% to 50% of their base salaries. At another, higher level of performance ("target performance"), participants will be entitled to receive from 10% to 100% of their base salaries. At even higher levels of performance ("maximum targets"), participants may be entitled to receive from 20% to 200% of their base salaries. The Incentive Plan also provides for percentage gradations between these key milestones, so that a bonus recipient may receive varying percentages of his or her bonus targets between the threshold, target and maximum award levels.


     The Compensation Committee believes that this combination of requiring minimum objective Company performance levels for all participants, coupled with individual goals (for participants other than the Senior Officers) which are quantitative in nature and calculated to increase productivity, reduce costs or otherwise enhance profitability of the Company, assures that the Company's compensation system, especially the bonus program, aligns the interests of the Company's officers and other employees with the interests of its shareholders.


     During 1998, the Company had established an executive bonus plan providing for cash payments as a percentage of base compensation if certain performance goals were met. None of the Sunbeam performance goals were met for the 1998 fiscal year. Notwithstanding the failure to meet such goals, the Company paid a total of $5,342,027 to employees as bonuses for 1998, (including certain bonus amounts payable to Named Executives pursuant to their respective Employment Agreements, but not including amounts paid by Coleman under the Coleman bonus plans). For fiscal 1998, $1,292,150 was paid to Named Executives. These payments were made based upon the determination of management and the Compensation Committee that payment of certain bonuses was essential to maintain and motivate employees despite the Company's financial performance. See "Executive Compensation." In addition, Coleman paid a total of $2,932,186 to employees for the 1998 fiscal year, including $24,993 which was paid to the Named Executives.


OPTION PLAN AND REPRICING


     During 1997 and 1998, under prior management, the Company expanded the practice of granting options beyond officers and managers to employees in administrative, clerical and skilled and production level positions. The Company awarded a total of 4,954,538 options in 1998 to 834 new employees under the Option Plan. In addition, the Company has awarded 199,000 options to 49 new employees in connection with their employment in 1999. During the first quarter of 1999 the Company also awarded a total of 2,293,050 options to 574 continuing employees. Generally, no further option grants will be made in 1999, except in connection with new employments or promotions.


     In August 1998, the Company advised all employees of a program adopted by the Company which gave employees who held Sunbeam options the opportunity to exchange those outstanding options, the vast majority of which had exercise prices well in excess of the then current market price of the Company's stock, for options with an exercise price of $7.00 per share. The Compensation Committee determined that such a repricing and exchange program was essential to retain the Company's personnel in light of the reduction in the market price of the Company's Common Stock. Under this program, employees who accepted the exchange offer would receive new options equivalent to 75% of the value of the options to be exchanged and cancelled (in each case, such values were calculated using the Black-Scholes valuation method). Approximately 1,646 employees holding 4,012,043 options (72%) of the 5,544,351 outstanding options, accepted such exchange offer, which has now expired. As a result, 1,709,460 options were granted to employees accepting the exchange offer. The Company also repriced certain options in November 1995.

                      TEN YEAR OPTION/SAR REPRICINGS TABLE




                                               NUMBER
                                           OF SECURITIES    MARKET PRICE                                       LENGTH OF
                                             UNDERLYING      OF STOCK AT    EXERCISE PRICE                   ORIGINAL TERM
                                              OPTIONS          TIME OF          AT TIME          NEW           REMAINING
                                              REPRICED      REPRICING OR     OF REPRICING     EXERCISE    AT DATE AT REPRICING
NAME                             DATE        OR AMENDED       AMENDMENT      OR AMENDMENT     PRICE(1)         AMENDMENT
----------------------------- ----------  ---------------  --------------  ----------------  ----------  ---------------------
AUGUST 1998 REPRICING
Karen K. Clark,                 8/30/98        75,000(2)      $  7.50          $ 25.08        $  7.00       9 years, 9 months
 Sr. Vice President, Finance
NOVEMBER 1995 REPRICING
Janet G. Kelley,               11/01/95         7,500         $ 15.00          $ 24.02        $ 14.39       9 years, 4 months
 Sr. Vice President and        11/01/95         2,500         $ 15.00          $ 20.30        $ 14.39       8 years, 5 months
 General Counsel               11/21/95        10,000         $ 15.63          $ 20.30        $ 14.94       8 years, 5 months


----------------
(1) The exercise price for the repriced options granted to Ms. Clark was established consistent with the Company-wide option repricing program. The exercise prices for the repriced options granted to Ms. Kelley were based upon the fair market value of the Common Stock, which was computed on the basis of the average of the closing price of the Common Stock on the New York Stock Exchange for the twenty market trading days preceding the repricing date.

(2) Pursuant to her employment agreement and the Company's stock option exchange program, Ms. Clark exchanged 75,000 options which were granted upon her initial employment with the Company, for 50,000 options.

DISCUSSION OF AMENDMENTS TO THE OPTION PLAN


     At the 1998 Annual Meeting, the Company's shareholders approved an amendment to the Option Plan to increase the number of shares of Common Stock which may be issued under the Option Plan to 16,500,000 shares from 11,500,000 shares. In November 1998, the Compensation Committee approved amendments to the Option Plan which deleted all special vesting provisions for certain officers required to file reports with the SEC with respect to trading in Company stock, clarified the provisions of the Option Plan pertaining to the three-year option expiration period and amended the non-competition provisions of the Option Plan to make it applicable to all participants in the Option Plan.


COMPLIANCE WITH CERTAIN TAX LAWS


     Section 162(m) of the Internal Revenue Code limits to $1,000,000 the Company's federal income tax deduction for compensation paid in any year to its CEO and its four most highly compensated executive officers, to the extent that such compensation is not performance-based compensation within the meaning of
Section 162(m). Mr. Levin's base compensation is $1,000,000 per year under the Levin Agreement. See "Employment Agreement with Mr. Levin." If the shareholders approve the Incentive Plan at the Annual Meeting, it is anticipated that the Company will be able to deduct bonus payments paid in excess of $1,000,000. The Company's award of options (both pursuant to the Option Plan and as approved by the shareholders) is also expected to qualify as performance-based compensation pursuant to Section 162(m).


COMPENSATION OF CHIEF EXECUTIVE OFFICER


     As of August 12, 1998, the Company entered into the Levin Agreement with Jerry W. Levin, the Company's Chief Executive Officer. The terms of the Levin Agreement were negotiated with and approved by the Compensation Committee and the Board of Directors. See "Employment Agreement with Mr. Levin." Mr. Levin's compensation package is heavily oriented toward stock based compensation. Mr. Levin's base salary will be at least $1,000,000 per year for each year of his employment agreement; as of April 1, 1999, Mr. Levin's base salary was increased to $1,150,000.


     The foregoing report is furnished by the Compensation Committee of the Board of Directors and the prior members of the Committee.


                            COMPENSATION COMMITTEE
                            Howard Gittis, Chairman
                                 John H. Klein
                               Faith Whittlesey
                               (CURRENT MEMBERS)


                                Peter Langerman
                                 Charles Elson
                               (PREVIOUS MEMBERS)

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION


     The following graph compares the cumulative total shareholder return on the Company's Common Stock for the period from December 31, 1993 through December 31, 1998, with the cumulative total return of the Standard and Poors Composite-500 Stock Index and two Company constructed indices of peer companies. Company constructed peer group index A includes Rubbermaid Incorporated, Newell Co. and The Gillette Company, Inc. Company constructed peer group index B includes Brunswick Corp., Newell Co., Salton, Inc. and Windmere-Durable Holdings. The Company believes that peer group B more accurately reflects the Company's current competitors. The graph assumes that the value of the investment in Common Stock was $100 on December 31, 1993, and that all dividends were reinvested quarterly.


                               [GRAPHIC OMITTED]




                        12/31/93   12/31/94   12/31/95   12/27/96   12/31/97   12/31/98
Sunbeam Corporation      $  100    $ 117.26   $  69.90   $ 116.63   $ 193.46   $  31.50
S & P 500 Index             100      101.32     139.40     171.41     228.59     293.92
Peer Group A                100      113.68     145.89     200.87     260.16     255.01
Peer Group B                100      106.25     134.34     157.92     213.97     198.29

         PROPOSAL 2--APPROVAL OF STOCK OPTION GRANT TO JERRY W. LEVIN,
              THE COMPANY'S CHAIRMAN AND CHIEF EXECUTIVE OFFICER,
            CONTAINED IN HIS EMPLOYMENT AGREEMENT WITH THE COMPANY


     As of August 12, 1998, the Company entered into the Levin Agreement, which provides among other things, for a three-year term of employment for Mr. Levin, the Company's Chairman and Chief Executive Officer. The Board of Directors is requesting shareholder approval of the provisions of the Levin Agreement which provide for a grant of stock options to Mr. Levin. See "Agreement with Mr. Levin."


     The Levin Agreement provides that, subject to approval by the Company's shareholders at the Annual Meeting, Mr. Levin received a grant effective as of August 12, 1998 of options to purchase 2,750,000 shares of Common Stock at an exercise price of $7.00 per share for 1,750,000 options, $10.50 per share for 500,000 options and $14.00 per share for 500,000 options (the "Levin Options"). The term of the Levin Options is ten years, and they will vest in full as of June 14, 2001, if Mr. Levin remains employed as of such date.


     The Levin Agreement further provides that (i) if the Company breaches the Levin Agreement or upon the occurrence of a Change in Control (as defined in the Option Plan), the Levin Options will become fully vested and Mr. Levin will be entitled to exercise the Levin Options for a period of three- years following Mr. Levin's termination of employment, (ii) if the Company terminates Mr. Levin's employment for Cause or if he voluntarily terminates his employment, the unvested Levin Options will immediately be forfeited, (iii) if Mr. Levin dies during the term of his employment, all of the Levin Options will vest and his estate or legal representative will be entitled to exercise the Levin Options within three years after the date of his death, and (iv) if his employment is terminated due to disability, the Levin Options will vest and become exercisable pursuant to the original vesting schedule and will remain exercisable for three years following vesting. See "Employment Agreement with Mr. Levin" for definitions of all capitalized terms not otherwise defined herein.


     The Levin Agreement provides that a failure to obtain shareholder approval of the Levin Options constitutes a breach by the Company of the Levin Agreement. Upon such breach, Mr. Levin would be entitled to terminate his employment upon 60 days prior written notice to the Company and Mr. Levin would be entitled to receive his base compensation under the Levin Agreement for the balance of the term (ending June 14, 2001) and his target bonus for the remaining term of the Levin Agreement.


     Approval of this proposal for the grant of the Levin Options to Mr. Levin contained in the Levin Agreement requires the affirmative vote of the holders of a majority of the votes cast on the proposal, provided that the total number of votes cast represents over 50% of the number of votes entitled to be cast on the proposal.


            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL
                  OF THE STOCK OPTION GRANT TO JERRY W. LEVIN

        PROPOSAL 3--APPROVAL OF STOCK OPTION GRANT TO PAUL E. SHAPIRO, THE COMPANY'S EXECUTIVE VICE PRESIDENT AND CHIEF ADMINISTRATIVE OFFICER, CONTAINED IN HIS EMPLOYMENT AGREEMENT WITH THE COMPANY


     As of August 12, 1998, the Company entered into a three-year Employment Agreement with Paul E. Shapiro (the "Shapiro Agreement") which provides, among other things, for Mr. Shapiro's employment as the Company's Executive Vice President and Chief Administrative Officer. The Board of Directors is requesting shareholder approval of the provisions of the Shapiro Agreement which provide for a grant of stock options to Mr. Shapiro. See "Employment Agreements with Executives Shapiro, Jenkins, Kelley and Clark."


     The Shapiro Agreement provides that, subject to approval by the Company's shareholders at the Annual Meeting, Mr. Shapiro received a grant effective as August 12, 1998 of options to purchase 600,000 shares of Common Stock at an exercise price of $7.00 per share (the "Shapiro Options"). The term of the Shapiro Options is ten years, and they will vest in full on June 14, 2001.


     The Shapiro Agreement further provides that (i) upon a material breach of the Shapiro Agreement by the Company or upon the occurrence of a Change in Control (as defined in the Option Plan), the Shapiro Options will become fully vested and Mr. Shapiro will be entitled to exercise the Shapiro Options for a period of three years following Mr. Shapiro's termination of employment, (ii) if the Company terminates Mr. Shapiro's employment for Cause, all of the Shapiro Options will be immediately forfeited, (iii) if Mr. Shapiro dies during the term of his employment, all of the Shapiro Options will vest and his estate or legal representative will be entitled to exercise such options within three years after the date of death, and (iv) if his employment is terminated due to disability, the Shapiro Options will vest and become exercisable pursuant to the original vesting schedule and will remain exercisable for three years following vesting. See "Employment Agreements with Executives Shapiro, Jenkins, Kelley and Clark" for definitions of all capitalized terms not otherwise defined herein.


     The Shapiro Agreement provides that a failure to obtain shareholder approval of the Shapiro Options constitutes a breach by the Company of the Shapiro Agreement. Upon such breach, Mr. Shapiro would be entitled to terminate his employment upon 60 days prior written notice to the Company and Mr. Shapiro would be entitled to receive his base compensation under the Shapiro Agreement for the balance of the term (ending June 14, 2001) and his target bonus for the remaining term of the Shapiro Agreement.


     Approval of this proposal for the grant of the Shapiro Options to Mr. Shapiro contained in the Shapiro Agreement requires the affirmative vote of the holders of a majority of the votes cast on the proposal, provided that the total number of votes cast represents over 50% of the number of votes entitled to be cast on the proposal.


            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL
                  OF THE STOCK OPTION GRANT TO PAUL E. SHAPIRO

        PROPOSAL 4--APPROVAL OF STOCK OPTION GRANT TO BOBBY G. JENKINS,
      THE COMPANY'S EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
            CONTAINED IN HIS EMPLOYMENT AGREEMENT WITH THE COMPANY


     As of August 12, 1998, the Company entered into a three-year Employment Agreement with Bobby G. Jenkins (the "Jenkins Agreement") which provides, among other things, for Mr. Jenkins' employment as the Company's Executive Vice President and Chief Financial Officer. The Board of Directors is requesting shareholder approval of the provisions of the Jenkins Agreement which provide for a grant of stock options to Mr. Jenkins. See "Employment Agreements with Executives Shapiro, Jenkins, Kelley and Clark."


     The Jenkins Agreement provides that, subject to approval by the Company's shareholders at the Annual Meeting, Mr. Jenkins received a grant effective as August 12, 1998 of options to purchase 450,000 shares of Common Stock at an exercise price of $7.00 per share (the "Jenkins Options"). The term of the Jenkins Options is ten years, and they will vest in full on June 14, 2001.


     The Jenkins Agreement further provides that (i) upon a material breach of the Jenkins Agreement by the Company or upon the occurrence of a Change in Control (as defined in the Option Plan), the Jenkins Options will become fully vested and Mr. Jenkins will be entitled to exercise the Jenkins Options for a period of three years following Mr. Jenkins' termination of employment, (ii) if the Company terminates Mr. Jenkins' employment for Cause, all of the Jenkins Options will be immediately forfeited, (iii) if Mr. Jenkins dies during the term of his employment, all of the Jenkins Options will vest and his estate or legal representative will be entitled to exercise such options within three years after the date of death, and (iv) if his employment is terminated due to disability, the Jenkins Options will vest and become exercisable pursuant to the original vesting schedule and will remain exercisable for three years following vesting. See "Employment Agreements with Executives Shapiro, Jenkins, Kelley and Clark" for definitions of all capitalized terms not otherwise defined herein.


     The Jenkins Agreement provides that a failure to obtain shareholder approval of the Jenkins Options constitutes a breach by the Company of the Jenkins Agreement. Upon such breach, Mr. Jenkins would be entitled to terminate his employment upon 60 days prior written notice to the Company and Mr. Jenkins would be entitled to receive his base compensation under the Jenkins Agreement for the balance of the term (ending June 14, 2001) and his target bonus for the remaining term of the Jenkins Agreement.


     Approval of this proposal for the grant of the Jenkins Options to Mr. Jenkins contained in the Jenkins Agreement requires the affirmative vote of the holders of a majority of the votes cast on the proposal, provided that the total number of votes cast represents over 50% of the number of votes entitled to be cast on the proposal.


            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL
                 OF THE STOCK OPTION GRANT TO BOBBY G. JENKINS

          PROPOSAL 5--APPROVAL OF STOCK OPTION GRANT TO JACK D. HALL,
               THE COMPANY'S PRESIDENT, INTERNATIONAL OPERATIONS
            CONTAINED IN HIS EMPLOYMENT AGREEMENT WITH THE COMPANY


     As of October 1, 1998, the Company entered into a two-year Employment Agreement with Jack D. Hall (the "Hall Agreement") to serve as President of the Company's International Operations. The Board of Directors is requesting shareholder approval of the provisions of the Hall Agreement which provide for a grant of stock options to Mr. Hall.


     The Hall Agreement contains substantially the same terms and conditions as the Employment Agreements with Messrs. Shapiro and Jenkins, Ms. Kelley and Mr. Clark. See "Employment Agreements with Executives Shapiro and Jenkins, Kelley and Clark." The Hall Agreement provides that, subject to approval by the Company's shareholders at the Annual Meeting, Mr. Hall received a grant effective as of October 1, 1998 of options to purchase 400,000 shares of Common Stock at an exercise price of $7.00 per share (the "Hall Options"). The term of the Hall Options is ten years, and they will vest in full on October 1, 2000.


     The Hall Agreement further provides that (i) upon a material breach of the Hall Agreement by the Company or upon the occurrence of a Change in Control (as defined in the Option Plan), the Hall Options will become fully vested and Mr. Hall will be entitled to exercise the Hall Options for a period of three years following Mr. Hall's termination of employment, (ii) if the Company terminates Mr. Hall's employment for Cause, all of the Hall Options will be immediately forfeited, (iii) if Mr. Hall dies during the term of his employment, all of the Hall Options will vest and his estate or legal representative will be entitled to exercise such options within three years after the date of death, and (iv) if his employment is terminated due to disability, the Hall Options will vest and become exercisable pursuant to the original vesting schedule and will remain exercisable for three years following vesting.


     The Hall Agreement provides that a failure to obtain shareholder approval of the Hall Options constitutes a breach by the Company of the Hall Agreement. Upon such breach, Mr. Hall would be entitled to terminate his employment upon 60 days prior written notice to the Company and Mr. Hall would be entitled to receive his base compensation under the Hall Agreement for the balance of the term (ending October 1, 2000) and his target bonus for the remaining term of the Hall Agreement.


     Approval of this proposal for the grant of the Hall Options to Mr. Hall contained in the Hall Agreement with the Company requires the affirmative vote of the holders of a majority of the votes cast on the proposal, provided that the total number of votes cast represents over 50% of the number of votes entitled to be cast on the proposal.


            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL
                   OF THE STOCK OPTION GRANT TO JACK D. HALL

           CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF STOCK OPTIONS


     No income resulted to Messrs. Levin, Shapiro, Jenkins and Hall upon the grants of stock options discussed above. Upon the exercise of such a stock option, the amount by which the fair market value of the shares on the date of exercise exceeds the option exercise price would be taxed to the individual exercising such stock option as ordinary compensation income.


     Section 162(m) of the Code disallows a publicly-held company's deductions for compensation exceeding $1,000,000 per year for certain executives. However, compensation which constitutes performance-based compensation approved by the Company's shareholders is excluded from the above limitation. The stock option grants have been designed to enable the stock options described above to qualify as performance-based compensation if the stock option grants are approved by the Company's shareholders. Accordingly, upon the exercise of a stock option, the Company will be entitled to a deduction in the amount equal to the compensation income to the employee.


     The preceding discussion is based upon the Code as presently in effect, which is subject to change, and does not purport to be a complete description of the federal income tax aspects of stock options.



                PROPOSAL 6--APPROVAL OF THE SUNBEAM CORPORATION
                           MANAGEMENT INCENTIVE PLAN


     The Company has adopted the Sunbeam Corporation Management Incentive Plan (the "Incentive Plan"), subject to approval by the shareholders of the Company. A copy of the Incentive Plan is attached hereto as Appendix A and reference is made to the Appendix for a complete statement of the Plan.


THE INCENTIVE PLAN


     The Incentive Plan will be used by the Company to attract, retain and motivate executive, management and other employees by providing them with an opportunity for cash bonuses based upon the performance of the Company and their personal performance. Under the Incentive Plan, participants selected by the Committee and/or by the appropriate management officers are eligible for cash bonuses on an annual basis in amounts ranging from 5% to 200% of the participant's base compensation upon attainment of specified performance objectives. The maximum award under the Incentive Plan in any fiscal year to any single participant is $2,000,000.


     The Incentive Plan is administered by the Compensation Committee, consisting of Directors Gittis, Klein and Whittlesey. The Compensation Committee has authority, subject to the terms of the Incentive Plan, to determine the bonus targets for all participants and performance objectives to be achieved. The Compensation Committee also has the authority to prescribe, amend and rescind rules and regulations governing the Incentive Plan. In determining grants under the Incentive Plan, the Compensation Committee considers, among other things, the performance of individual candidates. Executive officers, members of management and other key employees are eligible to participate. The Incentive Plan may generally be amended by the Board of Directors, except as described below with respect to certain matters which must be submitted to a vote of the Company's shareholders.


     Amounts to be paid under the Incentive Plan for 1999 are not currently determinable. The Named Executives (other than the three former executive officers) will be eligible for bonuses ranging from 30% to 50% at the threshold performance levels under the Incentive Plan; 60% to 100% at the target levels of performance; and 120% to 200% at maximum performance levels, subject to the maximum payment limit of $2,000,000. No bonuses would have been paid to the Named Executives for 1998 under the Incentive Plan if it had been in effect at that time. Amounts which would have been paid for 1998 to other participants are not determinable in light of the Incentive Plan's provision for personal objectives.

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN



     Section 162(m) of the Code disallows a publicly held company's deductions for compensation of more than $1,000,000 paid in any year to certain executive officers, unless such payments are performance-based in accordance with conditions specified in that law. The Company may make such performance-based payments under the Incentive Plan and desires to obtain shareholder approval of the terms of the Incentive Plan. The material terms of the Incentive Plan that must be approved by shareholders under Section 162(m) include the employees eligible to receive the performance-based compensation (all executives classified in grades 7 and above of the Company's salary program, general managers and above and other key employees of the Company), a description of the business criteria on which each performance goal is based, and either the formula used to calculate the performance-based compensation, or, the maximum amount of such compensation that could be awarded or paid to any individual executive officer if the applicable performance goal is met. If approved by the shareholders, and if the applicable performance goals are met, this proposal would enable the Company to pay performance-based cash compensation to certain employees of the Company, during a five-year period ending with the date of the annual meeting of shareholders in the year 2004, and to continue to obtain tax deductions for such payments and awards.



     There will be no federal income tax consequences to the participants or the Company on the adoption of the Incentive Plan. The payment of cash under the Incentive Plan to any participant will result in taxable ordinary income equal to the amount of the bonus payment. Generally, the Company anticipates that it will be entitled to a federal income tax deduction in an amount equal to such payments.


THE PERFORMANCE GOALS


     The performance goals under the Incentive Plan, which will be set by management and the Compensation Committee, subject to shareholder approval of the Incentive Plan, are based upon the following business measurements: (i) earnings before interest, tax and amortization as stated in conformity with Generally Accepted Accounting Principles ("GAAP"); (ii) asset management goals measured by either changes in days' sales of receivables and days in inventory or operating working capital per sales dollar; and (iii) sales targets. In addition, participants other than Senior Officers (defined as the CEO and other executive officers who may be subject to Section 162(m)) will be required to meet up to five personal performance objectives. The Compensation Committee has the discretion to reduce the amount of compensation actually paid when a performance goal is met. The Compensation Committee has established goals and maximum amounts that it considers to be appropriate in light of foreseeable contingencies and future business conditions, but the Board of Directors believes it is in the best interests of the Company and its shareholders to allow the Committee to have this amount of flexibility. If approved by the shareholders, this proposal would not limit the Company's right to award or pay other forms of compensation (including but not limited to salary or stock options) to the Company's executive officers, whether or not the performance goals for annual bonuses under the Incentive Plan are achieved in any future year, and whether or not such other forms of compensation pursuant to such other awards or payments would be deductible, if the Compensation Committee determines that the award or payment of such other forms of compensation is in the best interests of the Company and its shareholders.


REASONS FOR THE ADOPTION OF THE INCENTIVE PLAN; RECOMMENDATION OF THE BOARD OF DIRECTORS


     The Board of Directors has given due consideration to the Incentive Plan and has determined that adoption of the Incentive Plan is in the best interest of the Company. Although the Company in recent years has used its Option Plan as a means of attracting, retaining and compensating key employees, the Board believes that in light of the sharp decline in the market price of the Common Stock over the last year, the Company may not be able to continue to attract and retain the personnel which are essential to the Company without also providing cash incentives to such employees. The purposes of the Incentive Plan are to expand the ability of the Company to reward the services of experienced key personnel by the provision of cash incentives and to ensure that the federal income tax deduction otherwise available to the Company with respect to the Incentive Plan will be applicable.


     Approval of the Incentive Plan will require the affirmative vote of the holders of a majority of the votes cast on the proposal, provided that the total number of votes cast on the proposal represents over 50% of the number of votes entitled to be cast on the proposal.


            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL
             OF THE SUNBEAM CORPORATION MANAGEMENT INCENTIVE PLAN



                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


SETTLEMENT OF CLAIMS; ISSUANCE OF WARRANT


     On August 12, 1998, the Company announced that, following investigation and negotiation conducted by the Special Committee of the Board of Directors, the Company had entered into a Settlement Agreement (the "Settlement Agreement") with an affiliate of MacAndrews & Forbes, pursuant to which the Company was released from certain threatened claims of MacAndrews & Forbes and its affiliates arising from the acquisition by the Company of an approximately 80% interest in the Coleman common stock. Under the Settlement Agreement, MacAndrews & Forbes agreed to provide certain management personnel and assistance to the Company in exchange for issuance to a MacAndrews & Forbes affiliate of a five-year warrant to purchase up to 23 million shares of Common Stock at an exercise price of $7.00 per share, subject to anti-dilution provisions. MacAndrews & Forbes is currently the holder of more than 5% of the outstanding Common Stock. See "Security Ownership of Certain Beneficial Owners."


SERVICES PROVIDED BY MACANDREWS & FORBES


     Pursuant to the Settlement Agreement, in addition to making the services of Messrs. Levin, Shapiro and Jenkins available to the Company, MacAndrews & Forbes agreed to provide certain other management assistance to the Company. The Company does not reimburse MacAndrews & Forbes for such services other than reimbursement of out-of-pocket expenses paid to third parties. Execution of the Settlement Agreement was a condition to the Company's continued employment of Messrs. Levin, Shapiro and Jenkins as officers of the Company.


SETTLEMENT OF OPTIONS


     Pursuant to the Company's agreement for the acquisition of the remaining shares of Coleman common stock pursuant to a merger transaction (the "Coleman Merger"), the unexercised options under Coleman's stock option plans will be cashed out at a price per share equal to the difference between $27.50 per share and the exercise price of such options. Ronald O. Perelman, the sole shareholder of MacAndrews & Forbes, holds 500,000 options for which he will receive a net payment of $6,750,000 upon consummation of the Coleman Merger. Mr. Shapiro and Ms. Clark, executive officers of the Company, hold 77,500 and 25,000 options, respectively, for which they will receive net payments of $823,000 and $275,005, respectively.

ARRANGEMENTS WITH COLEMAN


     Coleman and an affiliate of MacAndrews & Forbes are parties to a cross-indemnification agreement pursuant to which Coleman has agreed to indemnify such affiliate, its officers, directors, employees, control persons, agents and representatives against all past, present and future liabilities, including product liability and environmental matters, related to the initial assets of Coleman, which Coleman acquired from Mafco in December 1991. In addition, pursuant to this cross-indemnification agreement, the MacAndrews & Forbes affiliate has agreed to indemnify Coleman and its officers, directors, employees, agents and representatives against all other liabilities of such MacAndrews & Forbes affiliate or any of its subsidiaries, including liabilities relating to the assets it did not transfer to Coleman in December 1991. This cross-indemnification agreement will survive the Coleman Merger.


     Coleman previously was included in the consolidated tax group for the MacAndrews & Forbes companies and was a party to a tax sharing agreement with a MacAndrews & Forbes affiliate, pursuant to which Coleman paid to such affiliate the amount of taxes which would have been paid by Coleman if it were required to file separate Federal, state or local income tax returns. The obligations of MacAndrews & Forbes under the tax sharing agreement were terminated upon Sunbeam's acquisition of control of Coleman; however, the agreements related to the Company's acquisition of Coleman provide for certain tax indemnities and tax sharing payments among the Company and the MacAndrews & Forbes affiliates relating to periods prior to the acquisition.


OFFICE SPACE


     The Company previously subleased office space in New York City from a subsidiary of MacAndrews & Forbes. The expense for such rent during 1998 was approximately $130,000. The Company believes that the terms of such sublease were comparable to the market rate for such space.


EMPLOYMENT OF LAW FIRMS


     The Company employed the law firms of Reboul, MacMurray, Hewitt, Maynard and Kristol, of which Director Kristol is a partner, and Holland & Knight, of which Director Elson is Of Counsel, to perform certain legal services for the Company during 1998. The total fees paid to these firms during 1998 were less than $20,000. Neither Mr. Kristol nor Mr. Elson was involved in the provision of legal services to the Company.



                                 OTHER MATTERS


     As of the date of this Proxy Statement, the Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than that which has been referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.


     The Company is not aware of any substantial interest, direct or indirect, by holders of Common Stock or otherwise, of any officer, Director, Director nominee or associate of the foregoing persons in any matter to be acted on, as described herein, other than elections to offices.



            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Exchange Act, as amended, requires the Company's Directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file certain reports regarding ownership of the Company's Common Stock with the SEC and the New

York Stock Exchange. These insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of the Section 16(a) forms furnished to the Company during fiscal 1998, or written representations from certain reporting persons that no Forms 5 were required for those persons, all
Section 16(a) filing requirements applicable to the Company's officers, Directors and beneficial owners of more than 10% of the outstanding shares of Common Stock were filed on a timely basis.



                              INDEPENDENT AUDITORS


     The firm of Deloitte & Touche LLP has been retained by the Company as independent auditors to audit the financial statements of the Company. Representatives of Deloitte & Touche LLP, the Company's auditors for 1998, will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.



                             COST OF SOLICITATION


     This solicitation is made on behalf of the Board of Directors and management of the Company. The cost of soliciting proxies has been or will be borne by the Company. Solicitation will be made by mail, and may be made personally or by telephone by officers and other employees of the Company who will not receive additional compensation for such solicitation. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals, and the Company may reimburse them for any attendant expenses. The Company does not currently plan to engage a third party to solicit proxies; however, if the Company does determine that such assistance is desirable, the Company does not anticipate that the cost of such solicitation would be material.



                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING


     Any shareholder proposal intended to be presented for consideration at the 2000 Annual Meeting of Stockholders and to be included in the Company's Proxy Statement for that meeting must be received by the Secretary at the Company's corporate office, 2381 Executive Center Drive, Boca Raton, Florida 33431, on or before January 16, 2000. The Company may use discretionary authority to vote proxies with respect to shareholder proposals presented in person at the 2000 Annual Meeting if the shareholder has not given notice of the proposal to the Company by April 30, 2000.



                              COPIES OF FORM 10-K


     THE COMPANY WILL PROVIDE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES CONTAINED THEREIN, TO ANY SHAREHOLDER UPON REQUEST. REQUESTS SHOULD BE SENT TO THE VICE PRESIDENT, INVESTOR RELATIONS, FOR THE COMPANY, AT THE COMPANY'S EXECUTIVE OFFICES LOCATED AT 2381 EXECUTIVE CENTER DRIVE, BOCA RATON, FLORIDA 33431--TELEPHONE: (561) 912-2100.

                                                                      APPENDIX A


              SUNBEAM CORPORATION MANAGEMENT INCENTIVE BONUS PLAN


                                I. INTRODUCTION


OBJECTIVES


     This Sunbeam Corporation Management Incentive Bonus Plan ("Plan") for the Sunbeam Corporation ("Sunbeam") and its subsidiaries (collectively, the "Company") is intended to provide an annual cash incentive program which will:


   /bullet/ reinforce the Company's strategic principles and goals and each eligible individual's role in achieving them;


   /bullet/ attract, retain, and motivate the human resources necessary to operate the Company;


   /bullet/ encourage improved profitability, return on investment, and growth of the Company; and


   /bullet/ reflect the Company's commitment to pay for performance.


                               II. PARTICIPATION


ELIGIBILITY


     (1) Employees whose positions are classified in grades 7 and above of the Company's exempt salary program, and (2) general managers and above and other key executives of the Company's operations outside the United States are eligible for participation in the Plan. Participation in this Plan is not a guarantee of continued employment. Employees must also meet all of the requirements set forth in Section IV of the Plan, Administrative Guidelines, to be eligible to participate in the Plan.


PARTICIPATION LEVELS/TARGET AWARDS


     All participants will be assigned a Participation Level, which will determine their Target Award. The Target Award is the Bonus expressed as a percent of base salary, which will be earned at 100% achievement of Plan objectives.


                            BONUS AWARD OPPORTUNITY



PARTICIPATION      MINIMUM       THRESHOLD         TARGET        MAXIMUM
LEVEL               AWARD          AWARD           AWARD          AWARD
---------------   ---------   ---------------   -----------   ------------
  A                     0       50%            100%           200%
  B                     0     37.5%             75%           150%
  C                     0       30%             60%           120%
  D, E                  0       25%             50%           100%
  F                     0       20%             40%            80%
  G                     0  12.5% - 17.5%     25% - 35%     50% - 70%
  H                     0       10%             20%            40%
  I                     0      7.5%             15%            30%
  J                     0        5%             10%            20%

     The maximum award payable with respect to any bonus year to any individual participant is the lesser of the Maximum Award set forth above or $2,000,000.

     The Participation Level and all other determinations regarding participation of the Chief Executive Officer ("CEO") of Sunbeam and any other executive officers of Sunbeam who are or may be determined to be potential "Named Executive Officers" under Section 162(m) (the "Senior Officers") shall be determined by the Compensation Committee of the Board of Directors of Sunbeam administering the Plan. Not later than the 90th day of each fiscal year of the Company, the Committee, in its sole and absolute discretion, shall designate one or more Senior Officers as participants in the Plan for such fiscal year and shall specify the terms and conditions for the determination and payment of an incentive bonus to each such Senior Officer for such fiscal year. After the end of such 90-day period, the Committee may designate additional Senior Officers so long as, within 30 days following each such additional designation, the Committee specifies the terms and conditions for the determination and payment of an incentive bonus to such additional Senior Officers.


     Determinations as to participation and the Participation Level of all other participants will be determined by the President of each of the Company's Strategic Business Units ("SBU") and/or the head of the Company's functional areas ("Group Head"), as appropriate and approved by the Senior Vice President, Human Resources of Sunbeam, the Chief Financial Officer ("CFO") and the CEO of Sunbeam (collectively referred to herein as the "Plan Managers"). The Compensation Committee shall be presented with an annual report by the Plan Managers with respect to the participation in the Plan of participants other than the Senior Officers.



                            III. HOW THE PLAN WORKS


BUSINESS AND PERSONAL PERFORMANCE OBJECTIVES


     Participants will be notified of their performance objectives as soon as practical after the beginning of the Plan year. Participation levels and goals for the Senior Officers will be established by the Committee not later than 90 days after the beginning of the applicable fiscal year for such performance award. Performance objective for Senior Officers shall be based upon Business Objectives, as defined below. Performance objectives for all participants other than Senior Officers will fall into two major performance categories--Business Objectives and Personal Performance Objectives. Unless otherwise specified by the CEO of the Company, the portion of the Target Award assigned to Business Objectives and Personal Performance Objectives for all participants other than Senior Officers shall be as follows:



                                                             TARGET          % OF TARGET AWARD
                                                              AWARD      --------------------------
PARTICIPATION     REPRESENTATIVE                             AS A %        BUSINESS       PERSONAL
LEVEL             POSITIONS                                OF BASE PAY    OBJECTIVES     OBJECTIVES
---------------   -------------------------------------   ------------   ------------   -----------
  A               CEO                                        100%           100%            --
  B               CAO                                         75%           100%            --
  C               CFO, Group President                        60%           100%            --
  D               Sr. Officers-Corporate                      50%           100%            --
                  Group Presidents
  E               Sr. Officers-SBU Pres.(s),                  50%            80%            20%
                  Corporate VPs, Sr. Sales Management
  F               Corporate VPs, Sr. Sales Management         40%            80%            20%
  G               Corporate, Group,                        25% - 35%      70% - 80%      20% - 30%
                  SBU Directors and Managers
  H               same                                        20%         60% - 80%      20% - 40%
  I               same                                        15%         60% - 80%      20% - 40%
  J               same                                        10%         60% - 80%      20% - 40%

1. BUSINESS OBJECTIVES


     Business Objectives will be established by the Committee with respect to the Senior Officers and by the Plan Managers with respect to all other participants, based upon some or all of the following measurements, as further defined below: (a) sales targets (b) operating income (EBITA performance), (c) operating cash flow (asset management), or (d) other quantifiable business performance factors. A minimum of two and maximum of five Business Objectives will be established each year for each participant.


     If operating income is a stated Business Objective, then operating cash flow or major components thereof must also be measured. Each Business Objective will be assigned a weight so that the total percentage of the Business Objectives for each participation Level will equal the percentage indicated in the above table.


   A. SALES TARGETS--Sales targets will be established for the total Company, SBU or global sales for SBU product lines, as assigned. Sales targets will be based on gross sales minus discounts or other allowances as reported for external Company financial reporting.


   B. EARNINGS BEFORE INTEREST AND TAXES AND AMORTIZATION (EBITA)--Earnings before Interest, Taxes and Amortization as stated in conformity with U.S. Generally Accepted Accounting Principles, subject to possible exceptions noted in the Accounting Guidelines section of this document.


    EBITA is earnings before:
      /bullet/ interest income and expense;

      /bullet/ federal and state income taxes;

      /bullet/ amortization expense (or incremental expense resulting from purchase accounting); gains or losses on the sale of a business unit; and

      /bullet/ restructuring or other extraordinary or non-recurring charges or benefits will generally be excluded from EBITA (but will be included when such items could/should have been budgeted or were within management control).


     EBITA is translated at the applicable SBE operating plan exchange rates where appropriate.


     Obligations under the Plan reduce the EBITA.


     C. ASSET MANAGEMENT


     Asset Management will be measured under either Alternative One or Alternative Two, as follows, as such may be determined by the Committee or the Plan Managers, as applicable, from time to time:


      Alternative One


      Asset management will be measured by changes in outstanding days' sales of receivables and outstanding days in inventory.


      Outstanding days sales in receivables (DSO) will be calculated as follows:


        At each quarter-end, DSO will be determined by a calculation in which the numerator will be:


          Period-end accounts receivable (A/R), net of applicable reserves. The denominator will be the quarter's sales, divided by 91 days. DSO for the year will be based upon the simple average of the quarters.

      Outstanding days in Inventory will be determined as each quarter-end's inventory, net of applicable reserves, divided by the quotient of the quarter's inventorial cost of sales, divided by 91 days. Inventorial cost of sales will be standard Cost of Sales (COS) plus manufacturing variances recorded in Other Cost of Sales (OCOS) and specifically excludes warrant, product liability and similar non-inventorial costs as determined by the Corporate Finance department. Days in inventory for the year will be based on the simple average of the quarters.


      Alternative Two


      Asset management will be measured by Operating Working Capital per Sales Dollar. This reflects the leverage a business unit generates on its receivables, inventory, and payables. Decreasing numbers show improvement. For any quarter period end, Operating Working Capital will be the sum of trade accounts receivable (net), plus inventory (net), less accounts payable for each month-end in the quarter, divided by 3 with this result further divided by the quarter's net sales as defined in a. above (excluding interdivisional sales), annualized. The year's result will be based upon the simple average of the quarters.


      Accounts receivable, inventories and accounts payable will be net of reserves, all as determined in conformity with U.S. Generally Accepted Accounting Principles subject to exceptions and adjustments noted in the Accounting Guidelines section of this document.


   2. PERSONAL OBJECTIVES


      Personal objectives shall measure an employee's performance-based upon mutually agreed upon, quantifiable, stretch objectives. These objectives should be established as soon as practical in each Plan year.


      This portion of the Bonus Award will be based on Personal Performance Objectives, which are specific to each individual, such as human resource management, advertising, account penetration, new product development, etc. A maximum of five (5) Personal Performance Objectives will be established each year with appropriate standards of performance.


      Personal Performance Objectives will be developed with each participant and approved by the Plan Managers, as appropriate.


   3. BASE COMPENSATION


      Base compensation means base salary received from the Company during the Plan year.


      ACTUAL BONUS AWARDS


      The incentive target award will be equal to:


          (Base Compensation) x (% Level of Performance) x (Weighted Target Bonus %)


     Actual Bonus Awards will be determined for each participant based on the degree to which the participant's Business Objectives and, if applicable, Personal Performance Objectives are achieved. The earned award for the achievement of Business Objectives will be added to the earned award for the achievement of Personal Performance Objectives to determine a participant's total bonus Award earned under the Plan, subject to the maximums provided for in Section II.

     HERE ARE EXAMPLES OF HOW THE LEVELS OF PERFORMANCE FOR EACH OF THE BUSINESS OBJECTIVES MAY BE DEVELOPED FOR PARTICIPATION LEVEL A. ACTUAL LEVELS OF PERFORMANCE WILL CHANGE, PLAN YEAR BY PLAN YEAR.



1. TOTAL COMPANY OR STRATEGIC BUSINESS UNIT SALES TARGETS


                                           UNDER
LEVELS OF PERFORMANCE                    THRESHOLD     THRESHOLD     TARGET     MAXIMUM
-------------------------------------   -----------   -----------   --------   --------
   Performance Levels
   % of Target ......................less than 80            80        100         120
   % of Target Paid in Cash .........           0            50        100         200%

2. EBITA PERFORMANCE ($000)



                                           UNDER
LEVELS OF PERFORMANCE                    THRESHOLD     THRESHOLD     TARGET     MAXIMUM
-------------------------------------   -----------   -----------   --------   --------
   Performance Levels
   % of Target ......................less than 80            80        100         120
   % of Target Paid in Cash .........           0            50        100         200%

3. ASSET MANAGEMENT



                                           UNDER
LEVELS OF PERFORMANCE                    THRESHOLD     THRESHOLD     TARGET     MAXIMUM
-------------------------------------   -----------   -----------   --------   --------
   Performance Levels
   % of Target ......................greater than 120       120         100         80
   % of Target Paid in Cash .........               0        50         100        200%

Proportionate awards will be earned for achievement between the threshold, target, and maximum objectives.



4. PERSONAL PERFORMANCE OBJECTIVES


     Bonuses earned under this portion of the Plan will be based on each participant's performance against Personal Performance Objectives. Participants may earn up to 200% of their personal performance target award.


CORPORATE/GROUP BUSINESS OBJECTIVES


     To foster each executive's commitment to teamwork and sharing in the Company's overall success, targeted Business Objectives for participants should include Corporate/Group/Division performance factors as suggested below:



                          PERCENT OF TOTAL OBJECTIVES


PARTICIPANT'S ORGANIZATIONAL UNIT                    CORPORATE      GROUP      SBU       SBE
OR REPORTING LEVEL                                  PERFORMANCE     PERF.     PERF.     PERF.
------------------------------------------------   -------------   -------   -------   ------
   Senior Corporate Officers ...................        100%
   Group Level Direct Reports to CEO ...........         25%         75%
   Strategic Business Unit (SBU) ...............         10%         10%       80%
   Strategic Business Enterprise (SBE) .........                     10%       20%       70%

HERE ARE EXAMPLES OF HOW THE BUSINESS OBJECTIVES MAY BE WEIGHTED. ACTUAL WEIGHTINGS WILL CHANGE, PLAN YEAR BY PLAN YEAR.


SBU INCENTIVE OBJECTIVES TABLE (SUGGESTED)



SBU                                                                           ASSET      PERSONAL
PRESIDENT                                                SALES      EBITA     MGMT.     OBJECTIVES
-------------------------                                -------   -------   -------   -----------
   Household Products       Appliances                      10%      40%       30%            20%
                            Personal Care                   10%      40%       30%            20%
                            First Alert                     10%      40%       30%            20%
                            Health and Wellness              5%      40%       35%            20%
   Outdoor Leisure          Coleman                         15%      40%       25%            20%
                            Outdoor Cooking                 10%      40%       30%            20%
                            Powermate                       20%      40%       20%            20%
                            Eastpak                         20%      40%       20%            20%
   International            Regional Presidents             30%      30%       20%            20%
                            Country General Managers        30%      25%       15%            30%
                            Country Local Managers          25%      20%       15%            40%
   Corporate/SBU Levels     Officers                        10%      40%       30%            20%
                            Directors                       10%      40%       20%            30%
                            Managers                        10%      35%       15%            40%

                         IV. ADMINISTRATIVE GUIDELINES


ELIGIBILITY


1. EMPLOYEE STATUS


     Employees participating in the Plan must be regular (not temporary), active employees as of the end of the Plan year. An employee whose employment with the Company is terminated due to death, disability, or retirement (as defined in the applicable Sunbeam retirement plan) will be paid a pro rata bonus based upon the term of employment during the year and paid and computed in the same manner as the bonus otherwise payable to employees who are Company employees at the end of the year. An individual whose employment is terminated for any other reason during the Plan year will be excluded from the Plan. Notwithstanding the foregoing, the Compensation Committee (in the case of the Senior Officers) or the Plan Managers (in the case of all other participants) may approve exceptions to the foregoing policy on an individual participant basis for participants whose employment is terminated during the Plan year.


     Employees who are on leave of absence (such as, paid short-term disability, salary continuance or unpaid leave) at the end of the Plan year may receive a bonus provided they have worked three (3) consecutive months (500 hours) during the Plan year and are otherwise eligible to participate in the Plan. Payment of a bonus to an individual on unpaid personal leave on the last day of the fiscal year is contingent on their return to work as a regular employee. The actual bonus amount payable will be prorated when the associate has been on a leave of absence greater than (3) months.


     Bonuses will be paid to the Senior Officers when the Committee has approved and certified in writing the performance numbers and in the case of all other participants will be paid when the Board has approved the performance numbers as submitted by the CFO of the Company. Submission for approval and payment will occur as soon as practicable after the close of the Plan year.


2. LENGTH OF SERVICE.


   (1) Participants in the Plan must be employed by the Company or one of its subsidiaries on a full time basis for at least one full fiscal quarter in the Plan year;

   (2) must be classified as a regular (not temporary) full time employee at the end of the Plan fiscal year; and


   (3) must not be a participant in another short-term incentive program such as a sales compensation program.


     The hire date will be used in determining eligibility for newly hired associates. Actual bonus amounts payable will be prorated for the period of active employment during the Plan year provided that the above requirements for participation have been met.


3. CHANGES IN ELIGIBILITY


     Employees who move from a non-eligible to an eligible position during the fiscal year will receive a prorated bonus based on base compensation earned during the months while in the eligible position. An employee who moves from an eligible to a non-eligible position during the fiscal year will also receive a prorated bonus based on base compensation earned while in the eligible position.


     Employees who move from one target level to another during the fiscal year will receive a prorated bonus based on the target level applicable during the months while at the target level.


     An employee who transfers from one business unit to another business unit during the fiscal year will receive a prorated bonus based on Plan parameters applicable during the months while at each business unit. Exceptions to this policy will be made only for participants who are not Senior Officers and must be approved by the Plan Managers.


4. PRORATING


     Prorated bonuses payable in accordance with the provisions of the Plan shall be paid at the time that bonuses under the Plan would otherwise be payable, and shall be paid only to the extent that the applicable Business and Personal Performance Objectives have been achieved.


ACCOUNTING GUIDELINES


     Unless the Compensation Committee decides otherwise:


   /bullet/ Business Objectives will be calculated before the impact of extraordinary items, discontinued operations and accounting changes, major acquisitions and divestitures, and may be adjusted by the Committee to reflect restructuring or other non-recurring charges.


   /bullet/ The CFO of the Company will determine all performance numbers before submission to the Committee.


DISCRETIONARY AUTHORITY


     The Board of Directors has delegated authority for administration of the Plan to the Compensation Committee of the Board (the "Committee"). The Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify in all respects as an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the "Code") and Section 1.162-27(e)(3) of the Regulations of the Internal Revenue Service. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish, adjust, pay or decline to pay any incentive payment to any participant in the Plan. The Committee intends to administer the Plan so as to qualify incentives paid as "performance-based" compensation under section 162(m) of the Code. The Committee will be afforded the discretion to reduce, or not to pay altogether, incentive awards to Plan participants in any fiscal year, even if performance targets have been met or exceeded. Alternately, the Committee will have the discretion to increase any incentive payment determined under the Plan in any fiscal year to covered employees other than the Senior Officers. Bonus payments under the Plan shall be paid in cash at such times and on such terms as are determined by the Committee in its sole and absolute discretion.


     The Plan will be administered by the SVP, Human Resources of Sunbeam, and all awards must be approved by the CEO of Sunbeam prior to payout.


     In January of each Plan year, the proposed Business Objectives at Threshold, Target, and Maximum will be submitted to the Senior Vice President of Human Resources and the CFO of the Company. A listing of the Plan participants with recommended Participation Levels will be submitted to the Senior Vice President of Human Resources of the Company. Business Objectives and Participation Levels will be reviewed and approved by the CEO of the Company. Personal Objectives will be submitted to the senior human resources executive of each SBU and reviewed and approved by the Plan Managers.


     The senior financial officer of each SBU and the CFO of the Company will review operating results. The decision of the Senior Vice President of Human Resources and the CFO of the Company is final with respect to results used in calculating Bonus Awards under the Plan, subject only to Committee review.


     The Committee will review and approve Business Objectives and Participation Levels annually, with review and approvals related to awards payable to Senior Officers subject to Section 162(m) of the Code or any successor provision completed in writing prior to March 31 of each Plan Year. The Committee will certify awards to Senior Officers before payment.


     Participation in the Plan shall not confer upon any participant any rights to continue in the employ of the Company, limit in any way a participant's right or the right of the Company to terminate a participant's employment at any time, or confer upon any participant any claim to receive a bonus award other than as provided in the Plan, and no participant's rights under the Plan may be assigned, attached, pledged, or alienated by operation of law or otherwise.


TERM


     Subject to the approval of the Plan by the holders of a majority of the Company's common stock represented and voting on the proposal at the annual meeting of Company shareholders to be held on May 18, 1999 (or any adjournment thereof), the Plan shall be effective for the fiscal year of the Company commencing January 1, 1999 and shall continue in effect until the fifth anniversary of the date of such shareholder approval, unless earlier terminated as provided below. Upon such approval of the Plan by the Company's shareholders, all incentive bonuses awarded under the Plan on or after January 1, 1999 shall be fully effective as if the shareholders had approved the Plan on or before January 1, 1999.


OTHER


     Any exceptions to this Plan for participants other than Senior Officers must be approved and documented by the CEO of Sunbeam. No exceptions to this Plan may be made with respect to the Senior Officers.


     Sunbeam reserves the right to revise or terminate the Plan at any time during or after a Plan performance period or to grant special incentive awards outside the formulas set forth in the Plan. The CEO of the Company, at his discretion, may also make exceptions to this Plan, except as otherwise required by Section 162(m).


     Notwithstanding any other provision hereof, all determinations with respect to Senior Officers are subject to the final approval of the Committee. Remuneration payable under the Plan is intended to constitute "qualified performance-based compensation" for purposes of Section 162(m) of the Code and Section 1.162-27 of the Treasury Regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.


     Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person
(a) any legal right to receive, or any interest in, an incentive bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any subsidiary or affiliate of the Company. The Company expressly reserves any and all rights to discharge any participant without incurring liability to any person under the Plan or otherwise. Notwithstanding any other provision hereof and notwithstanding the fact that the stated performance goal has been achieved or the individual incentive bonus amounts have been determined, the Company shall have no obligation to pay an incentive bonus hereunder unless the Committee otherwise expressly provides by written contract or other written commitment.


     The Company shall have the right to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any incentive bonus.


     Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to a participant and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.


     The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. A participant's rights to payment under the Plan shall be limited to those of a general creditor of the Company.


     Subject to the limitations set forth in this subsection, the Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable; provided, however, that the Board shall not amend the Plan in any of the following respects without the approval of shareholders then sufficient to approve the Plan in the first instance: (1) To increase the maximum amount of incentive bonus that may be paid under the Plan; (2) To materially modify the requirements as to eligibility for participation in the Plan; or (3) To change the material terms of the stated performance goal.


     No incentive bonus may be awarded during any suspension or after termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, alter or impair any rights or obligations under any incentive bonus previously awarded under the Plan.


     The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Delaware, other than the choice of law rules thereof.

                              SUNBEAM CORPORATION
               2381 Executive Center Drive, Boca Raton, FL 33431

     THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

     The undersigned hereby appoints Janet G. Kelley and John Frederick, as Proxies, each with the power to appoint a substitute, and hereby authorizes them, and each of them, to represent and vote, as designated below, all the shares of Common Stock of Sunbeam Corporation (the "Company") held of record by the undersigned on May 11, 1999, at the Annual Meeting of Shareholders of the Company to be held on June 29, 1999, or any adjournment thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of all director nominees and FOR the approval of each of Proposals No. 2, 3, 4, 5 and 6, as set forth on the reverse side.

          (Continued and to be dated and signed on the reverse side.)

                                       SUNBEAM CORPORATION
                                       P.O. BOX 11223
                                       NEW YORK, N.Y. 10203-0223

1. Election of Directors (Proposal No. 1):

   FOR all nominees
   listed below                   [_]

   WITHHOLD AUTHORITY to vote
   for all nominees listed below  [_]

   *EXCEPTIONS                    [_]

Nominees: Philip E. Beekman, Charles M. Elson, Howard Gittis, John H. Klein, Howard G. Kristol, Peter A. Langerman, Jerry W. Levin and Faith Whittlesey (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.) *Exceptions ____________________________________________________________________

2. To approve the grant of stock options to Jerry W. Levin, the Company's Chairman and Chief Executive Officer, contained in his Employment Agreement with the Company (Proposal No. 2).

                  FOR  [_]      AGAINST  [_]     ABSTAIN  [_]

3. To approve the grant of stock options to Paul E. Shapiro, the Company's Chief Administrative Officer, contained in his Employment Agreement with the Company (Proposal No. 3).

                  FOR  [_]      AGAINST  [_]     ABSTAIN  [_]

4. To approve the grant of stock options to Bobby G. Jenkins, the Company's Chief Financial Officer, contained in his Employment Agreement with the Company (Proposal No. 4).

                  FOR  [_]      AGAINST  [_]     ABSTAIN  [_]

5. To approve the grant of stock options to Jack D. Hall, the Company's President, International Operations, contained in his Employment Agreement with the Company (Proposal No. 5).

                  FOR  [_]      AGAINST  [_]     ABSTAIN  [_]

6. To approve the adoption of the Sunbeam Corporation Management Incentive Plan (Proposal No. 6).

                  FOR  [_]      AGAINST  [_]     ABSTAIN  [_]

7. To transact such other business as may properly come before the meeting or any adjournment thereof, including matters incident to the conduct of the meeting.

                            CHANGE OF ADDRESS AND/
                            OR COMMENTS MARK HERE   [_]

                                    When shares held by joint tenants, both
                                    should sign. When signed as attorney,
                                    executor, administrator, trustee or
                                    guardian, please give full title as such. If a corporation, please sign in the full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                    Dated:________________________________, 1999

                                    ____________________________________________
                                                      Signature
                                    ____________________________________________
                                              Signature, if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY       VOTES MUST BE INDICATED
CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.        (X) IN BLACK OR BLUE INK.